Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Pinnacle Entertainment, Inc.,

Penn National Gaming, Inc.

and

Franchise Merger Sub, Inc.

Dated as of December 17, 2017

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 17, 2017, is by and among Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), Penn National Gaming, Inc., a Pennsylvania corporation (“Parent”), and Franchise Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, the Parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that it is in the best interests of its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend the adoption of this Agreement by the stockholders of the Company and to submit this Agreement to the stockholders of the Company for adoption;

WHEREAS, the Board of Directors of Parent (the “Parent Board of Directors”) has unanimously (i) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of shares of Parent Common Stock (as defined in Section 4.2(a)) in connection with the transactions contemplated by this Agreement (the “Share Issuance”) and (iii) resolved to recommend the approval by its shareholders of the Share Issuance and to submit the Share Issuance to the shareholders of Parent for approval;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub and to submit this Agreement to such stockholder for adoption, and Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has adopted this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements set forth herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving company in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York City time, on the tenth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), or at such earlier date within such ten Business Day period as Parent shall specify, or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if the Marketing Period has not ended at such time, the Closing shall occur instead on (a) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three Business Days’ written notice and (ii) the last day of the Marketing Period or (b) such other date and time as agreed to in writing by Parent and the Company; and provided, further that if the End Date occurs on or prior to such tenth Business Day, then the Closing shall occur on the End Date if the conditions set forth in Article VI are satisfied or waived (to the extent permitted by applicable Law and other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) as of the End Date and the Marketing Period has ended at such time. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Concurrently with the Closing, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, claims, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, claims, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5 Organizational Documents of the Surviving Corporation. At the Effective Time, the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Company Certificate”) and Amended and Restated Bylaws (the “Company Bylaws”) shall be amended, respectively, to be the same form, as the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and subject to Section 5.9, except that the Surviving Corporation may at Parent’s election be renamed, and as so amended shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares or securities of Parent, the Company or Merger Sub:

(i) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, its Subsidiaries or Merger Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor or in respect thereof.

(iii) Conversion of Company Common Stock. Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall, at the Effective Time, be converted automatically into and shall thereafter represent the right to receive (A) $20 plus, if the Closing shall not have occurred on or prior to October 31, 2018, an additional $0.01 for each day during the period commencing on November 1, 2018 and ending on the Closing Date, in cash (the “Cash Consideration”) and (B) 0.42 shares of Parent Common Stock (the “Exchange Ratio” and together with the cash in lieu of fractional shares of Parent Common Stock as specified below and the Cash Consideration, the “Merger Consideration”). From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”)) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1 as well as any dividends or other distributions to which holders of Company Common Stock shall become entitled in accordance with Section 2.3(d).

(b) Shares of Dissenting Stockholders. Anything in this Agreement to the contrary notwithstanding, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by DGCL 262); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. The Company shall give prompt written notice to Parent of any demands received by the Company for fair value of any shares of Company Common Stock pursuant to DGCL 262 and of any withdrawals of such demands, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of Company Common Stock or a Company Long Term Incentive Award converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive from Parent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Common Stock VWAP (rounded down to the nearest penny).

Appointment of Exchange Agent. Prior to Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”), the identity and the terms of appointment of which to be reasonably acceptable to the Company, for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company.

Section 2.3 Exchange of Shares.

(a) Deposit of Merger Consideration. No later than substantially concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the full number of whole shares of Parent Common Stock sufficient to deliver the stock portion of the aggregate Merger Consideration and (ii) cash in an amount sufficient to pay the cash portion of the aggregate Merger Consideration, in each case payable in the Merger to all holders of Company Common Stock (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto and any amounts to be paid in cash in lieu of fractional shares in accordance with Section 2.1(d), the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within five (5) Business Days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon, (i) with respect to shares evidenced by Certificates, delivery of the Certificates (or affidavits of loss in lieu thereof) and (ii) with respect to Book-Entry Shares, upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), as applicable, to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d).

(c) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.3(c), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d).

(d) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into cash and shares of Parent Common Stock pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.3(d). After the surrender in accordance with this Section 2.3(d) of a share of Company Common Stock to be converted into cash and shares of Parent Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration payable to such holder pursuant to this Article II) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the share of Parent Common Stock represented by such share of Company Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.3(c) (together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d)), without interest and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund, and such investments shall only be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of the Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 2.1. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1, except as expressly provided for in this Agreement. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(h) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent (without duplication) shall be entitled to (and, with respect to Company Long Term Incentive Awards, shall) deduct and withhold from the consideration otherwise payable to any holder of a Certificate, a Book-Entry Share or a Company Long Term Incentive Award pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted and withheld shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share or Company Long Term Incentive Award in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.3(g), Parent) shall deliver, in exchange for such lost, stolen, mutilated or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.4 Company Long Term Incentive Awards.

(a) Company Options. Each option to purchase shares of Company Common Stock, whether vested or unvested, that was granted prior to the date of this Agreement and is outstanding immediately prior to the Effective Time (each, a “Company Option”) shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive in respect of each Net Option Share, if any, subject to such Company Option, the Merger Consideration (in the same proportion of Cash Consideration and Parent Common Stock as payable with respect to Company Common Stock). For purposes of this Agreement, “Net Option Share” means, with respect to a Company Option, the quotient obtained by dividing (i) the product obtained by multiplying (A) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (ii) the Merger Consideration Value. For purposes of the preceding sentence, the “Merger Consideration Value” means the sum of (1) the Cash Consideration and (2) the product of (x) the Exchange Ratio and (y) the Parent Common Stock VWAP.

(b) Company RSUs and RSAs. Each award of Company RSUs that was granted prior to the date of this Agreement and is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested (with any performance-based vesting conditions deemed to be satisfied as described below) and shall be cancelled and converted into the right to receive, in respect of each share of Company Common Stock underlying such award of Company RSUs, the Merger Consideration. The Surviving Corporation shall transfer, in accordance with the provisions of Section 2.4(e), to the holders of Company RSUs the amounts described in this Section 2.4(b). Each award of restricted shares of Company Common Stock that is outstanding immediately prior to the Effective Time (each, a “Company RSA”) that was granted prior to the date of this Agreement shall, as of immediately prior to the Effective Time, become fully vested (with any performance-based vesting conditions deemed to be satisfied as described below) and paid out in accordance with Section 2.4(e). Performance-based vesting conditions shall be deemed satisfied as follows:

(i) With respect to any equity awards granted in 2016, the level of achievement of the applicable performance-based vesting criteria shall be determined by the Compensation Committee of the Company Board of Directors prior to Closing, in its reasonable discretion, based on the Company’s actual performance through the end of the month immediately preceding the month in which the Closing Date occurs (or if such data is not available, then through the end of the then most-recent month for which data is available), as extrapolated through the remainder of the performance period.

(ii) With respect to any equity awards granted on April 4, 2017, the performance-based vesting conditions shall be deemed satisfied.

(iii) With respect to any equity awards granted in 2017 prior to the date of this Agreement (other than as set forth in Section 2.4(b)(ii)), the performance-based vesting conditions shall be deemed satisfied as follows:

(A) With respect to one-third (1/3) of each award, satisfaction of performance-based vesting conditions shall be determined by the Compensation Committee of the Company Board of Directors prior to Closing, in its reasonable discretion, based on the Company’s actual performance through December 31, 2017, as extrapolated through the remainder of the performance period; and

(B) With respect to the remaining two-thirds (2/3) of each award, performance-based vesting criteria shall be deemed satisfied at “target” (100%) performance.

(c) At the Effective Time, all performance-based vesting criteria applicable to an award of Company RSUs or Company RSAs that is granted on or after the date of this Agreement and that remains outstanding immediately prior to the Effective Time (each, a “Post-Signing Award”) shall be deemed satisfied at “target” (100%) performance. As of the Effective Time, (i) each Post-Signing Award granted to a non-employee director of the Company, (ii) the first tranche of each Post-Signing Award granted to an employee of the Company or any of its Subsidiaries that has an annual vesting schedule that is due to vest following the Effective Time or has a cliff vesting schedule of less than two years and (iii) one-third (1/3) of each Post-Signing Award granted to an employee of the Company or any of its Subsidiaries that has a cliff vesting schedule of two years or longer shall become fully vested and shall be cancelled and converted into the right to receive, in respect of each share of Company Common Stock underlying such Post-Signing Award or such portion of such Post-Signing Award, as applicable, the Merger Consideration. The Surviving Corporation shall transfer, in accordance with the provisions of Section 2.4(e), to the holders of each Post-Signing Award the amounts described in the previous sentence of this Section 2.4(c). The remaining portion of each Post-Signing Award shall, without any action on the part of the holder thereof, be assumed by Parent and converted into a corresponding award (a “Parent Award”) with respect to a number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock underlying such portion of the Post-Signing Award and (B) the Equity Award Exchange Ratio. Except as otherwise provided in this Section 2.4(c), each Parent Award assumed and converted pursuant to this Section 2.4(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU or Company RSA, as applicable, immediately prior to the Effective Time.

(d) Certain Tax Considerations. The actions contemplated by this Section 2.4 shall be taken in accordance with Section 409A of the Code. Notwithstanding anything herein to the contrary, with respect to any Company Long Term Incentive Award, that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of the amounts described in this Section 2.4 would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, Parent shall cause the Company to make such payment at the earliest time permitted under the Company equity plans and applicable award agreement that shall not result in the imposition of such Tax or penalty.

(e) Company Actions.

(i) Prior to the Effective Time, the Company Board of Directors and/or an appropriate committee thereof shall adopt resolutions providing for, and take all other actions necessary to effectuate (A) the treatment of the Company Options, Company RSUs and Company RSAs (collectively, the “Company Long Term Incentive Awards”) as contemplated by this Section 2.4 and (B) to the extent the following actions would permit the payout of any Company Long Term Incentive Awards that constitutes nonqualified deferred compensation subject to Section 409A of the Code under this Section 2.4 without the delay caused by Section 409A of the Code (as described in Section 2.4(b) and Section 2.4(c)), the termination of each Company equity plan and each Company Benefit Plan governing such Company Long Term Incentive Award (including Company’s Director Deferred Compensation Plan and any applicable award agreement governing the applicable Company Long Term Incentive Award), with respect to any liability related thereto, in each case, effective as of and subject to the occurrence of the Effective Time.

(ii) Subject to Sections 2.3(i) and 2.4(d), the Surviving Corporation shall make all of the payments and deliver all shares of Parent Common Stock required by Sections 2.4(a), 2.4(b) and 2.4(c) within two (2) Business Days following the Effective Time.

(f) Parent Actions. At or prior to the Effective Time, Parent shall take all actions necessary to reserve for issuance a number of shares of Parent Common Stock in respect of each Parent Share Award and Company RSU in respect of which payment is delayed pursuant Section 2.4(d). Effective as of the Effective Time, Parent shall file a registration statement on Form S-8, Form S-3 or Form S-1 (or any successor or other appropriate form), as applicable, with respect to the shares of Parent Common Stock subject to each such award and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

Section 2.5 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed or furnished on or since April 12, 2016 and prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements, or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, where applicable, in good standing, under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and, where applicable, is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and, where applicable, in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company Certificate and the Company Bylaws (collectively, the “Company Organizational Documents”), in each case, as amended through the date hereof. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the articles or certificate of incorporation, organization or formation and bylaws or operating or limited liability agreement or other organizational or governing documents of each of the Divestiture Subsidiaries, in each case, as amended through the date hereof.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and 250,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 11, 2017, (i) 64,823,615 shares of Company Common Stock were issued and outstanding (including 1,042,662 shares of Company Common Stock underlying Company RSAs (with respect to performance-based awards, assuming performance is achieved at “maximum”)), (ii) 7,371,080 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, and (iv) $634,708 are payable upon settlement of outstanding long-term cash awards granted under the Company’s equity plan (assuming any performance-based vesting conditions are deemed satisfied at “target” (100%) levels). As of December 11, 2017, 6,892,569 shares of Company Common Stock were reserved for issuance under Company equity plans, of which amount (A) 5,111,097 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options having a weighted average exercise price of $6.54 per share and (B) 1,781,472 shares of Company Common Stock are issuable upon the settlement of outstanding Company RSUs (with respect to performance-based awards, assuming performance is achieved at “target”).

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance with respect to Company Long Term Incentive Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding equity securities of the Company are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding equity securities of each of the Divestiture Subsidiaries are duly authorized, validly issued and free of preemptive rights. The Company owns all of the outstanding equity securities of each of the Divestiture Subsidiaries.

(c) Except as set forth in Section 3.2(a) (and other than the shares of Company Common Stock issuable pursuant to the terms of outstanding Company Long Term Incentive Awards), as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement, and, subject to receipt of approval of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), and the occurrence of the shareholder advisory vote contemplated by Rule 14a 21(c) under the Exchange Act, regardless of the outcome of such vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been or shall be duly and validly authorized by the Company Board of

Directors and, except for the Company Stockholder Approval (and the occurrence of the Company Stockholder Advisory Vote) and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company or vote of the Company’s securityholders are necessary to authorize the consummation of the transactions contemplated hereby. The Company Board of Directors has unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are advisable, and in the best interests of the Company’s stockholders, (iii) approved the execution, delivery and performance of this Agreement and the Merger, and (iv) resolved that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders. This Agreement shall be duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparties thereto, this Agreement constitutes a legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as may be limited by (1) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (2) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of Nasdaq, (vi) compliance with and obtaining such Gaming Approvals as may be required under applicable Gaming Laws, (vii) the HSR Act, and (viii) the Company Stockholder Approval (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(c), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or local, foreign or multi-national governmental or regulatory agency, commission, court or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement and have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained, all consents required in connection with or contemplated by the Third Party Agreements are obtained, the Note Indenture is satisfied and discharged prior to the Effective Time and the Company Credit Agreement is terminated and repaid in full prior to the Effective Time) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (excluding, in each case, transfer restrictions of general applicability pursuant to any securities Laws) (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries, or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since April 12, 2016 (all such documents and reports publicly filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since April 12, 2016 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the “Company Financial Statements”) at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto, or with respect to pro-forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with

U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(d) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s financial statements or other Company SEC Documents.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Company Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business since December 31, 2016, and (iv) liabilities or obligations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) Except with respect to Gaming Laws, the Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with all Gaming Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except where such violation or failure has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to possess or file the Company Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. The Company and each of its Subsidiaries is in material compliance with the terms and requirements of all Company Permits, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) The Company, its Subsidiaries and their ownership, occupation and use of any Real Property are, and have since January 1, 2013 been, in compliance with all applicable

Environmental Laws, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There has been no release or disposal of any Hazardous Material by, at the direction of, for or on behalf of the Company or any of its Subsidiaries from, at, on or under any Company Owned Real Property or Company Leased Real Property, except for such release or disposal of Hazardous Materials as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any written notice of claim, summons, order, direction or other communication relating to non-compliance with any Environmental Laws or permit issued pursuant to Environmental Laws from any Governmental Entity or other third party, except with respect to such communications relating to any such matters as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has received written notice of a pending investigation by a Governmental Entity with respect to any potential non-compliance with any Environmental Law or permit issued pursuant to Environmental Laws, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries is subject to any material agreement with or is subject to any material Order by a Governmental Entity with respect to any Hazardous Material cleanup or violation of Environmental Laws.

(f) The Company and each of its Subsidiaries is in possession of all permits required pursuant to Environmental Laws necessary to carry on such person’s business as it is currently being conducted, each such permit is valid and in full force and effect, neither the Company nor any of its Subsidiaries has received written notice of any adverse change in the status or terms and conditions of any such permit and neither the Company nor any of its Subsidiaries is in violation of any such permit, except for the failure to possess or comply with any such permit as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Neither the Company nor any of its Subsidiaries has received any written notice alleging that it has a liability pursuant to Environmental Laws in connection with any location where its wastes have come to be disposed, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

The representations and warranties set forth in this Section 3.8 are the Company’s sole and exclusive representations and warranties relating to Environmental Laws, liabilities relating to the release or disposal of Hazardous Materials, or environmental matters generally.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the Company Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the Company Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, and (viii) the most recent audited financial statement and/or actuarial valuation.

(b) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. All material contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in all material respects or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company in accordance with GAAP in all material respects. There are no pending or threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans.

(c) Each Company Benefit Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the knowledge of the Company, there is no material reason why any such determination letter should be revoked or not be issued or reissued.

(d) Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(e) Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(f) No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, except (i) as required by Section 4980B of the Code or other Law, (ii) benefits under insured Company Benefit Plans provided in the event an employee is disabled at the time of termination of the employee’s employment with the Company or its Subsidiaries and the conversion privileges provided under such insured plans, and (iii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

(g) Except as provided in Section 2.4 and Section 5.16(c), neither the execution and delivery of this Agreement nor the consummation of the Merger will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan, (iv) result in the forgiveness of indebtedness for the benefit of any such current or former employee, director, consultant or officer, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(i) No Company Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States.

Section 3.10 Labor Matters.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other similar Contract with any labor organization, union or trade association.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no work slowdowns, lockouts, stoppages, picketing or strikes pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and its employees. As of the date hereof, there is no organization effort pending or, to the knowledge of the Company, threatened by any labor union to organize any employees of the Company or any of its Subsidiaries, and no labor union has made a pending demand for recognition or certification as the exclusive bargaining agent of any employees of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries are each in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, worker classification, immigration, unfair labor practices and the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state or local statute), except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Absence of Certain Changes or Events.

(a) From January 1, 2017, through the date of this Agreement, the businesses of each of the Company and its Subsidiaries, as applicable, has been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that, if taken, during the period from the date of this Agreement to the Effective Time, would constitute a breach of clauses (i), (iv), (v), (vi), (ix) or (xv) (solely as it relates to clauses (i), (iv), (v), (vi) or (ix)) of Section 5.1(b).

(b) Since January 1, 2017, through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a Company Material Adverse Effect or (ii) would reasonably be expected to prevent or materially impede, hinder or delay consummation by the Company of the Merger.

Section 3.12 Investigations; Litigation. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.13 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the Share Issuance (the “Form S-4”) shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The information supplied or to be supplied by the Company for inclusion in the joint proxy statement/prospectus included in the Form S-4 (the “Joint Proxy Statement/Prospectus”) will not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The Form S-4 and the Joint Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting but excluding any portion thereof based on information supplied by Parent or its Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The information relating to the Company and its Subsidiaries which is provided by the Company or its Representatives in any document filed with any Gaming Authority in connection herewith shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.14 Anti-Bribery.

(a) Since January 1, 2016, neither the Company nor its Subsidiaries, to the knowledge of the Company, in each case, acting on behalf of Company or any of its Subsidiaries, have taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”), except where such action would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Since January 1, 2016, neither the Company nor its Subsidiaries, to the knowledge of the Company, has been subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or its Subsidiaries, in each case in any way relating to the FCPA, except where such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or disclosures would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.15 Tax Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of the Company and its Subsidiaries contained in the Company SEC Documents filed prior to the date hereof, (iii) the federal consolidated income tax returns of the Company (or its predecessor) and its Subsidiaries have been examined (or the applicable statute of limitations has expired) through the Tax year ending 2010, and there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) except as contemplated by the Tax Matters Agreement, dated July 20, 2015, by and between the Company and Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”), neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any person (other than the Company, GLPI, or any of their Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, and (viii) none of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(b) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

Section 3.16 Assets and Properties.

(a) Except as set forth in Section 3.16 of the Company Disclosure Letter (i) either the Company or a Subsidiary of the Company has good and valid title, and as of the Effective Time, either the Company or a Subsidiary of the Company will have good and valid title, subject to Permitted Liens and any encumbrances and obligations that run with the land (including, but not limited to, easements and right-of-way agreements), to each material real property owned by the Company or any Subsidiary of the Company (such owned property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest, and as of the Effective Time, the Company or a Subsidiary of the Company will have good and valid leasehold interest, in each material lease, material sublease and other material agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (including real property at which operations of the Company or any of its Subsidiaries are conducted) (such property, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens and any Lien affecting solely the interest of the landlord thereunder. Each Company Real Property Lease is, and after giving effect to the Merger pursuant to Section 1.1 and receipt of any consents required under any Company Real Property Lease from the landlords thereunder, will be, valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions. Except as set forth in Section 3.16 of the Company Disclosure Letter, no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord or sublandlord thereunder (as applicable), exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of the Company Owned Real Property and the Company Leased Real Property.

(b) There are no material leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon. There are no material outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon.

Section 3.17 Insurance. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof (a) all insurance policies held by the Company or any of its Subsidiaries for the benefit of the Company or any of its Subsidiaries as of the date hereof (each, a “Company Insurance Policy”) are in full force and effect, (b) all premiums due and payable in respect of such insurance policies have been timely paid, and (c) neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any such insurance policies. The Company and its Subsidiaries have complied in all material respects with the provisions of each Company Insurance Policy under which such person is the insured party. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of any Company Insurance Policy, and there is no material claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy as to which coverage has been denied or disputed.

Section 3.18 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date thereof and on the basis of and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of said written opinion to Parent solely for informational purposes. The Company and Parent have been authorized by J.P. Morgan Securities LLC to permit the inclusion of such written opinion of J.P. Morgan Securities LLC in its entirety and references thereto in the Form S-4 and the Joint Proxy Statement/Prospectus, subject to prior review and consent by J.P. Morgan Securities LLC.

Section 3.19 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, and agreements filed as exhibits to the Company SEC Documents (including, for the avoidance of doubt, those that are filed with the SEC at any time prior to the date hereof and incorporated by reference thereto), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) other than Contracts described in Section 3.19(a)(v), any Contract that involved individual or aggregate payments or consideration of more than $750,000 in the twelve-month period ended October 31, 2017, or is expected to involve individual or aggregate payments or consideration of more than $750,000 in the twelve-month period beginning October 31, 2017 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments that will be received under any such Contract), for goods and services furnished by or to the Company or any of its Subsidiaries;

(iii) any Company Real Property Leases having a remaining term of more than twelve (12) months and involving a payment of more than $750,000 annually;

(iv) any Contract under which the Company or any of its Subsidiaries has continuing material indemnification, earnout or similar obligations to any third person, other than those entered into in the ordinary course of business consistent with past practice;

(v) any Contract for capital expenditures involving payments of more than $1,000,000 individually or in the aggregate, by or on behalf of the Company or any of its Subsidiaries;

(vi) any Contract involving a joint venture or strategic alliance or partnership agreement or other sharing of profits or losses with any person;

(vii) any Contract relating to Indebtedness under which the principal, face or notional amount, as applicable, outstanding thereunder payable by the Company or any of its Subsidiaries is greater than $1,000,000, and any Contract creating or imposing any Lien other than a Permitted Lien, on the assets or properties of the Company or any of its Subsidiaries;

(viii) any Contract containing covenants by the Company or any of its Affiliates not to (A) compete with any person or (B) engage in any line of business or activity in any geographic location, in each case that would be material to the Company;

(ix) any Contract evidencing an outstanding loan, advance or investment by the Company or any of its Subsidiaries to or in, any person (other than any other Subsidiary of the Company) of more than $10,000,000 in the aggregate (excluding trade receivables and advances to employees for normally incurred business expenses, each arising in the ordinary course of business consistent with past practice); and

(x) any Order or settlement or conciliation agreement with any Governmental Entity material to the Company.

All contracts of the types referred to in clauses (i) through (x) above are referred to herein as a “Company Material Contract.”

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (ii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company, that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.20 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own the Company Registrations free and clear of all Liens other than Permitted Liens. All material issued patents, all registered copyrights and all registered trademarks included in the Company Registrations are valid and, to the knowledge of the Company, enforceable.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) the conduct of the business of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and (ii) since January 1, 2016 through the date of this Agreement, the Company has not received any written claim alleging any such infringement, violation or misappropriation.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, to the knowledge of the Company, no person or entity is infringing, misappropriating or otherwise violating or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries.

Section 3.21 Finders or Brokers. Except for J.P. Morgan Securities LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated by this Agreement.

Section 3.22 State Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.18, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all applicable state anti-takeover statutes or regulations (including §203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws. Assuming the accuracy of the representations and warranties contained in Section 4.18, as of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 3.23 Affiliate Transactions. To the knowledge of the Company, no officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of the Company or its Subsidiaries, (b) with the exception of liabilities incurred in the ordinary course of business, owes money to, or is owed money by, the Company or its Subsidiaries, or (c) is a party to or the beneficiary of any Contract with the Company or its Subsidiaries, except in each case for compensation and benefits payable under any Company Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Company SEC Documents, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family, on the other hand.

Section 3.24 No Additional Representations. Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Merger, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its respective Subsidiaries pursuant to this Agreement, or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in this Article III, neither the Company nor any other person will have or be subject to any liability or obligation to Parent, Merger Sub or any other person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to Parent or Merger Sub in any electronic data room maintained by the Company in connection with the Merger or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed or furnished since January 1, 2016, and prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries.

(a) Each of Parent and Merger Sub (a) is a corporation, respectively, duly incorporated, validly existing and in good standing under (i) the Laws of the Commonwealth of Pennsylvania (in the case of Parent) or (ii) the State of Delaware (in the case of Merger Sub) and (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary; except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has made available to the Company, prior to the date of this Agreement, a true and complete copy of its certificate of incorporation and bylaws (collectively, the “Parent Organizational Documents”), in each case, as amended through the date hereof.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 200,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), and 1,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of December 14, 2017, (i) 91,162,640 shares of Parent Common Stock were issued and outstanding (including 278,785 shares of Parent Common Stock subject to restricted stock awards (with respect to performance-based awards, assuming performance is achieved at “target”)), (ii) 2,167,393 shares of Parent Common Stock were held in treasury, and (iii) no shares of Parent Preferred Stock were issued or outstanding. As of December 14, 2017, 7,068,500 shares of Parent Common Stock were reserved for issuance under Parent equity plans, of which amount (A) 6,617,980 shares of Parent Common Stock are issuable upon the exercise of outstanding options to purchase or acquire shares of Parent Common Stock (each a “Parent Option”), (B) no shares of Parent Common Stock were subject to outstanding Parent stock appreciation rights, and (C) no shares of Parent Common Stock are issuable upon the settlement of outstanding Parent RSUs.

(b) All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued or reserved for issuance in connection with the Merger, when issued in accordance with the terms of this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c) Except as set forth in this Section 4.2 (and other than shares of Parent Common Stock issuable pursuant to the terms of outstanding Parent stock awards), as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of approval of the Share Issuance by the affirmative vote of a majority of votes cast by holders of Parent Common Stock (the “Parent Shareholder Approval”) present at a meeting of Parent’s shareholders (the “Parent Shareholders’ Meeting”), to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of each of Parent and Merger Sub, and except for the Parent Shareholder Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of either Parent or Merger Sub or vote of Parent’s securityholders are necessary to authorize the consummation of the Merger and the transactions contemplated hereby. The Parent Board of Directors has unanimously (i) determined that this Agreement and the Merger are in the best interests of Parent and its shareholders, (ii) approved the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby (including the Merger and the Share Issuance), and (iii) resolved to recommend the approval by its shareholders of the Share Issuance and submit the Share Issuance to the shareholders of Parent for approval (the “Parent Recommendation”). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming this Agreement constitute the legal, valid and binding agreement of the counterparty thereto, this Agreement constitutes the legal, valid and binding agreement of Parent or Merger Sub, as the case may be, enforceable against each of them, in accordance with their terms, except as such enforcement may be subject to the Remedies Exceptions.

(b) The board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Merger are in the best interests of Merger Sub and its sole stockholder, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and (iii)

recommended the adoption of this Agreement by the sole stockholder of Merger Sub. Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein, and has adopted this Agreement.

(c) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of Nasdaq, (vi) compliance with and obtaining such Gaming Approvals as may be required under applicable Gaming Laws, (vii) the HSR Act and (viii) the Parent Shareholder Approval (collectively, the “Parent Approvals”), and subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement and have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Merger Sub. Merger Sub is a wholly owned direct or indirect subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.5 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2016 (all such documents and reports publicly filed or furnished by the Company or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since January 1, 2016 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto or with respect to pro forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. As of the date hereof, none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

(d) Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s financial statements or other Parent SEC Documents.

Section 4.6 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, in each case, that was disclosed to Parent’s auditors or the audit committee of the Parent Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

Section 4.7 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business since December 31, 2016, and (iv) liabilities or obligations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Compliance with Laws; Permits.

(a) Except with respect to Gaming Laws, Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of any Laws, except where such non-compliance, default or violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance with all Gaming Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not be material to the operations or business of Parent and its Subsidiaries, taken as a whole. Since January 1, 2016, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except where such violation or failure has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to possess or file the Parent Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. Parent and each of its Subsidiaries is in material compliance with the terms and requirements of all Parent Permits, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 Employee Benefit Plans.

(a) Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. All material contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid in all material respects or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Parent in accordance with GAAP in all material respects. There are no pending or threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans.

(b) Within the last six (6) years, no Parent Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of Parent, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(c) Neither Parent, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Merger will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Parent Benefit Plan, (iv) result in the forgiveness of indebtedness for the benefit of any such current or former employee, director, consultant or officer, or (v) limit or restrict the right of Parent or any of its Subsidiaries to merge, amend or terminate any Parent Benefit Plan.

(e) No Parent Benefit Plan provides for, and neither Parent nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(f) No Parent Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States.

Section 4.10 Absence of Certain Changes or Events.

(a) From January 1, 2017, through the date of this Agreement, the businesses of each of Parent and its Subsidiaries, as applicable, has been conducted in all material respects in the ordinary course of business, and none of Parent or any Subsidiary of Parent has undertaken any action that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of clause (i), (iv), (v) or (ix) (solely as it relates to clauses (i), (iv) or (v)) of Section 5.1(d).

(b) Since January 1, 2017, through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a Parent Material Adverse Effect or (ii) would reasonably be expected to prevent or materially impede, hinder or delay consummation by Parent of the Merger.

Section 4.11 Investigations; Litigation. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

Section 4.12 Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Representatives in writing expressly for inclusion therein. The information supplied or to be supplied by Parent or its Representatives for inclusion in the Joint Proxy Statement/Prospectus shall not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 and the Joint Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by Parent or its Representatives for inclusion therein, but excluding any portion thereof based on information supplied by the Company or its Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The information relating to Parent and Merger Sub which is provided by Parent or its Representatives in any document filed with any Gaming Authority in connection herewith shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.13 Anti-Bribery.

(a) Since January 1, 2016, neither Parent nor its Subsidiaries, to the knowledge of Parent, in each case, acting on behalf of Parent or any of its Subsidiaries, have taken any action in violation of the FCPA, except where such action would not be material to Parent and its Subsidiaries, taken as a whole.

(b) Since January 1, 2016 through the date of this Agreement, neither Parent nor its Subsidiaries, to the knowledge of Parent, has been subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any of its Subsidiaries, in each case in any way relating to the FCPA, except where such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or disclosures would not be material to Parent and its Subsidiaries, taken as a whole.

Section 4.14 Tax Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) Parent and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of Parent and its Subsidiaries contained in the Parent SEC Documents filed prior to the date hereof, (iii) the federal consolidated income tax returns of Parent and its Subsidiaries have been examined (or the applicable statute of limitations has expired) through the Tax year ending 2015, and there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (iv) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries, (v) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) except as contemplated by the Tax Matters Agreement, dated November 1, 2013, by and between Parent and GLPI, neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is Parent) or has any liability for Taxes of any person (other than Parent, GLPI, or any of their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor or otherwise, and (viii) none of Parent or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(b) None of Parent or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

Section 4.15 Material Contracts. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any material Contract to which Parent or any of its subsidiaries is a party (the “Parent Material Contracts”), and, to the knowledge of Parent, no other party to any Parent Material Contracts is in breach of or default under the terms of any material Contract and (ii) each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.16 Finders or Brokers. Except for Goldman Sachs & Co. LLC (“Goldman Sachs”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.17 State Takeover Statutes. The Parent Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all applicable state anti-takeover statutes or regulations (including subchapters E, F, G and H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988 (including any successor laws, rules, regulations, as amended or supplemented hereafter or any applicable law, rule, or regulations of the Pennsylvania Associations Code, as amended or supplemented hereafter)). As of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 4.18 Ownership of Company Common Stock. Neither Parent nor Merger Sub beneficially owns, as of the date hereof, or has beneficially owned during the immediately preceding three (3) years, a number of shares of Company Common Stock that would make it an “interested stockholder” (as such term is defined §203 of the DGCL) of the Company.

Section 4.19 Vote Required. Except for the Parent Shareholder Approval, no vote is required by the holders of any class or series of Parent’s capital stock to approve and adopt this Agreement or the transactions contemplated hereby under applicable law or pursuant to the rules of Nasdaq as a result of this Agreement or the transactions contemplated hereby.

Section 4.20 Opinion of Financial Advisor. The Parent Board of Directors has received the opinion of Goldman Sachs that, as of the date of the opinion, based upon and subject to the assumptions, procedures, factors , qualifications and limitations set forth in the opinion, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to Parent. The Company and Parent have been authorized by Goldman Sachs to permit the inclusion of such opinion of Goldman Sachs in its entirety and references thereto in the Form S-4 and the Joint Proxy Statement/Prospectus, subject to prior review and consent by Goldman Sachs.

Section 4.21 Affiliate Transactions. To the knowledge of Parent, no officer, director or Affiliate of Parent or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of Parent or its Subsidiaries, (b) with the exception of liabilities incurred in the ordinary course of business, owes money to, or is owed money by, Parent or its Subsidiaries, or (c) is a party to or the beneficiary of any Contract with Parent or its Subsidiaries, except in each case for compensation and benefits payable under any Parent Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Parent SEC Documents, there are no Contracts between Parent or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of Parent or its Subsidiaries or any individual in such officer’s or director’s immediate family, on the other hand.

Section 4.22 Licensability. None of Parent, Merger Sub, any of their respective officers, directors, partners, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Parent and Merger Sub for a Gaming Approval by a Gaming Authority, or any holders of Parent’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the “Licensing Affiliates”), has ever abandoned or withdrawn with prejudice (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority, except where such denial was the result of a competitive process for a single or limited number of available Gaming Approvals. Parent, Merger Sub and each of their respective Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which such Licensed Party owns, operates, or manages gaming facilities. To the knowledge of Parent, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Licensed Parties or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the licensing, suitability, registration or approval proceedings necessary for the consummation of the Merger.

Section 4.23 Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of a fully executed debt commitment letter, dated December 17, 2017 and fully executed fee letters (with fee amount redacted) relating thereto (such commitment letter and fee letters, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 5.17(d) is referred to herein as the “Debt Financing Commitment”), among Parent, Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Goldman Sachs Bank USA (“Goldman Sachs”) (together with Bank of America and MLPFS, the “Lenders”), pursuant to which, among other things, the Lenders have agreed, subject to the terms and conditions of the Debt Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein. The debt financing contemplated under the Debt Financing Commitment is referred to herein as the “Debt Financing.”

(b) The Debt Financing Commitment is, as of the date hereof, in full force and effect. The Debt Financing Commitment is the legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other Parties thereto (except as may be limited by the Remedies Exceptions). As of the date hereof, the Debt Financing Commitment has not been amended, modified, supplemented, extended or replaced. As of the date hereof, neither Parent nor, to the knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Financing Commitment. As of the date hereof, Parent has not received any notice or other communication from any party to the Debt Financing Commitment with respect to any intention of such party to terminate the Debt Financing Commitment or to not provide all or any portion of the Debt Financing. As of the date hereof, Parent and Merger Sub: (i) have no reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Financing Commitment) that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 hereof, they will be unable to satisfy on a timely basis each term and condition relating to the closing or funding of the Debt Financing and (ii) know of no fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 hereof, would reasonably be expected to cause the full amount (or any portion) of the funds contemplated to be available under the Debt Financing Commitment to not be available to Parent and Merger Sub on a timely basis (and in any event as of the Closing Date) except with respect to any reduction of the Debt Financing Commitment solely by the terms thereof with respect to any Permanent Financing. As of the date hereof, subject to the terms and conditions of the Debt Financing Commitment, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Debt Financing Commitment (together with the anticipated cash proceeds from the sale of the GLPI Divestiture Assets) will be sufficient for Parent and Merger Sub to (i) pay the Cash Consideration payable pursuant to this Agreement, any cash in lieu of fractional shares of Parent Common Stock and any funds to be provided by Parent to the Company to enable the Company to fund payments (if any) required to be made in connection with the transactions contemplated by this Agreement in accordance with Section 2.4 hereof, (ii) repay the Company Credit Agreement in an amount up to $334.4 million, (iii) Discharge the Company Notes in full and (iii) pay all fees, costs and expenses in connection therewith on the Closing Date. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment. There are no side letters or other agreements, contracts or arrangements (except for customary engagement letters which do not contain provisions that impose any additional conditions to the funding of the Debt Financing not otherwise set forth in the Debt Financing Commitment, and true, correct and complete copies of which have been provided to the Company (redacted for fee amounts)), whether written or oral, related to the funding of the full amount of the Debt Financing other than as expressly set forth in or expressly contemplated by the Debt Financing Commitment. All commitment fees or other fees or deposits required to be paid under the Debt Financing Commitment on or prior to the date of this Agreement have been paid in full.

Section 4.24 Reserved.

Section 4.25 Third Party Agreements. Parent has made available to the Company, prior to the date of this Agreement, true and complete copies of all agreements, arrangements or commitments with Boyd Gaming Corporation, a Nevada corporation (“Boyd”) or GLPI to be entered into by Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement, substantially concurrently with the execution of this Agreement, including (i) the Membership Interest Purchase Agreement, dated as of December 17, 2017, by and among Boyd, Boyd TVIC, LLC, Parent and, in accordance with the terms set forth in Section 5.18(c), the Company and Pinnacle MLS, LLC, providing for Boyd’s acquisition of the Boyd Divestiture Businesses from the Company (the “Boyd Purchase Agreement”), (ii) the Purchase Agreement, dated as of December 17, 2017, by and among Parent, Gold Merger Sub, LLC, and, in accordance with the terms set forth in Section 5.18(c), the Company and PNK (Ohio), LLC, providing for Gold Merger Sub, LLC’s acquisition of the GLPI Divestiture Assets from the Company (the “GLPI Purchase Agreement”), (iii) the Purchase Agreement, dated as of December 17, 2017, providing for GLPI’s acquisition of certain real property assets from an affiliate of Parent (the “GLPI Sale Leaseback Agreement”), (iv) the form of fourth amendment to the Master Lease, dated as of April 28, 2016, among Gold Merger Sub, LLC and Pinnacle MLS, LLC (the “Lease Amendment”), (v) the Master Lease Commitment and Rent Allocation Agreement, dated as of December 17, 2017, among Parent, GLPI, Gold Merger Sub, LLC, Boyd and Boyd TVIC, LLC (the “Master Lease Commitment and Rent Allocation Agreement”) and (vi) the Consent Agreement, dated as of December 17, 2017, by and among GLPI, certain of GLPI’s Subsidiaries, Parent, the Company and certain of the Company’s Subsidiaries (the “GLPI Consent Agreement”, and together with the Boyd Purchase Agreement,the GLPI Purchase Agreement, the GLPI Sale Leaseback Agreement, the Lease Amendment and the Master Lease Commitment and Rent Allocation Agreement, the “Third Party Agreements”).

Section 4.26 No Additional Representations. Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent in connection with the Merger, the Company acknowledges that neither Parent nor Merger Sub nor any person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries pursuant to this Agreement or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in the Merger Agreement and to the extent any such information is expressly included in a representation or warranty contained in this Article IV, neither Parent, Merger Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts, management presentations or other material, made available to the Company or any other person for purposes or in expectation of the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement, (iv) as set forth in Section 5.1 of the Company Disclosure Letter, or (v) as may be required to implement the transactions contemplated by any Internal Restructuring undertaken in accordance with Section 5.18(e), the Company covenants and agrees that it shall use commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or Company Benefit Plan, (ii) with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement, (iv) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (v) as may be required to implement the transactions contemplated by any Internal Restructuring undertaken in accordance with Section 5.18(e), the Company:

(i) shall not amend or restate any Company Organizational Document, and shall not permit any of such Subsidiaries to materially amend or restate their respective certificate of incorporation, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents;

(ii) except as permitted by Section 5.1(b)(x) or Section 5.1(b)(xiv), shall not, and shall not permit any of such Subsidiaries to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which is not a Divestiture Subsidiary and which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of such Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends or distributions by any Subsidiaries only to the Company or to any wholly owned Subsidiary of the Company, provided that any dividends or distributions permitted to be paid by this Section 5.1(b)(iii) shall be made only in the ordinary course of business consistent with past practice;

(iv) shall not, and shall not permit any of such Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the transactions contemplated by the Boyd Purchase Agreement or the GLPI Purchase Agreement or adversely affect or involve any Divestiture Subsidiary;

(v) shall not, and shall not permit any of such Subsidiaries to, (A) make any acquisition of any other person or business or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business or made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries (provided that any such loans, advances or capital contributions to, or investments in, the Divestiture Subsidiaries shall be in the ordinary course of business);

(vi) except for encumbrances under the Company Credit Agreement and encumbrances on assets comprising permitted capital expenditures or assets subject to capital leases that constitute Indebtedness, shall not, and shall not permit any of such Subsidiaries to, (a) sell, lease, license, transfer, exchange or swap or otherwise dispose of any properties or assets, other than in the ordinary course of business or (b) encumber any properties or assets, other than Permitted Liens incurred in the ordinary course of business;

(vii) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures, except for capital expenditures (1) in connection with maintenance, replacement or repair of damaged assets, including arising from earthquakes, hurricanes, tornadoes, floods, wildfires or other natural disasters, inclement weather conditions or other force majeure events or (2) otherwise provided for in the Company’s capital expenditure budget provided to Parent prior to the execution of this Agreement;

(viii) except (1) with respect to Company Material Contracts relating to capital expenditures permitted under Section 5.1(b)(vii), (2) as permitted under Section 5.1(b)(xi) with respect to Company Material Contracts relating to Indebtedness, (3) as permitted pursuant to Section 5.14, or (4) in connection with any repayment, redemption or discharge of any Company Indebtedness, shall not, and shall not permit any of its Subsidiaries to modify, amend or terminate, or waive any material rights under any Company Material Contract or under any Company Permit, or enter into any new Contract which would be a Company Material Contract if it were in effect on the date of this Agreement, in each case other than in the ordinary course of business;

(ix) shall not, and shall not permit any of its Subsidiaries to, materially change any material accounting policies or procedures or any of its methods of reporting income, deductions or other material items, except as required by GAAP, SEC rule or policy or applicable Law;

(x) except as permitted by Section 5.1(b)(ii) or Section 5.1(b)(xiv), shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company Long Term Incentive Awards outstanding on the date hereof in accordance with its terms, (2) the sale of shares of Company Common Stock pursuant to the exercise of Company Options or the settlement of a Company Long Term Incentive Award, if necessary to effectuate an option direction upon exercise or for withholding of Taxes in accordance with their terms on the date hereof, (3) grants of equity awards permitted under Section 5.1(b)(xiv) of the Company Disclosure Letter, and (4) pledges under the Company Credit Agreement;

(xi) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any additional Indebtedness, except for

(1) any Indebtedness incurred under the Company Credit Agreement in the ordinary course of business consistent with past practice, (2) any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) obligations under leases that are classified as Indebtedness as a result of a change in GAAP or the application thereof after the date hereof and (4) any guarantees by the Company of Indebtedness of wholly owned Subsidiaries of the Company or guarantees by the Company’s wholly owned Subsidiaries of Indebtedness of the Company or any wholly owned Subsidiary of the Company, which Indebtedness is under the Company Credit Agreement, the Company Notes or incurred in compliance with this Section 5.1(b)(xi);

(xii) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not exceed $300,000 individually and $3,000,000 in the aggregate and do not involve any admission of wrongdoing or equitable relief;

(xiii) shall not, and shall not permit any of its Subsidiaries to, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax return, enter into any closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding or surrender any claim for a material refund of Taxes;

(xiv) except as permitted by Section 5.1(b)(x)(1) and (3) or required pursuant to a Company Benefit Plan or collective bargaining agreement in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) grant or provide any severance, change of control or termination payments or benefits to any current or former employee, officer, non-employee director, individual independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), except in connection with the hiring, termination or promotion of any employees or other service providers in the ordinary course of business (and, in the case of LVSC Employees who have base salaries equal to or more than $150,000, after consultation with Parent), provided that the “ordinary course” exception contained in this clause (1) shall not permit addition of any gross-up, indemnification or other reimbursement of any individual for any Tax incurred by any such individual under Section 409A or 4999 of the Code, (2) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or take any action to fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former employee, officer, non-employee director, individual independent contractor or consultant of the Company or any of its Subsidiaries, (3) increase the compensation payable to any current or former employee, officer, non-employee director, individual independent contractor, staff or consultant of the Company or any of its Subsidiaries, other than for increases in the ordinary course of business, consistent with past practice (and, in the case of LVSC Employees who have base salaries equal to or more than

$150,000, after consultation with Parent), (4) pay or award, or commit to pay or award, any bonuses or incentive compensation, (5) establish, adopt, terminate or amend any (A) collective bargaining agreement, other than in ordinary course of business, consistent with past practice, after consultation with Parent, or (B) Company Benefit Plan or any plan, program, arrangement, policy or agreement that would be a Company Benefit Plan if it were in existence on the date of this Agreement, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not increase (other than de minimis increases) benefits or result in a material increase in administrative costs, (6) hire any person to be an officer or employee of the Company or any of its Subsidiaries or engage any other individual independent contractor to provide services to the Company or any of its Subsidiaries, other than the hiring of employees or other service providers in the ordinary course of business consistent with past practice (and, in case of LVSC Employees who have base salaries equal to or more than $150,000, after consultation with Parent), (7) terminate the employment of any current employee or staff other than for cause or for performance-related reasons and other than termination of employees or other service providers in the ordinary course of business consistent with past practice (and, in case of LVSC Employees who have base salaries equal to or more than $150,000, after consultation with Parent), (8) promote any employee or staff of the Company or any of its Subsidiaries other than a promotion of employees or other service providers in the ordinary course of business consistent with past practice (and, in case of LVSC Employees who have base salaries equal to or more than $150,000, after consultation with Parent), or (9) alter any applicable performance criteria, metrics or targets under any Company Benefit Plan;

(xv) shall not and shall not permit any of its Subsidiaries to directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its wholly owned Subsidiaries (other than the Divestiture Subsidiaries) or among the Company’s wholly owned Subsidiaries (other than the Divestiture Subsidiaries) or in connection with the exercise of any options, or the vesting or settlement of any Company equity awards; and

(xvi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (xiv) of this Section 5.1(b).

(c) From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(c) of the Parent Disclosure Letter, Parent covenants and agrees that it shall use commercially reasonable efforts to conduct the business of Parent and its Subsidiaries in all material respects in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and permits; provided, however, that no action by Parent or its

Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(d) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(d) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries or Parent Benefit Plan, (ii) with the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly required by this Agreement, or (iv) as set forth in Section 5.1(d) of the Parent Disclosure Letter, Parent:

(i) shall not amend or restate any Parent Organizational Document or Merger Sub’s certificate of incorporation or bylaws;

(ii) shall not split, combine or reclassify any of Parent’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of Parent’s capital stock;

(iii) shall not, and shall not permit any of such Subsidiaries that is not wholly owned by Parent or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except dividends or distributions by any Subsidiaries only to Parent or to any wholly owned Subsidiary of Parent;

(iv) shall not, and shall not permit any of such Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(v) shall not, and shall not permit any of such Subsidiaries to, acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or material amount of assets from any other person with a value in excess of $350 million in the aggregate for all such transactions; provided that in no event shall Parent or its Subsidiaries agree to, propose to or acquire any business or assets (regardless of value) which would reasonably be expected to (i) materially impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, including Gaming Approvals, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) prevent, materially delay or materially impair the ability of

Parent or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger and the Debt Financing;

(vi) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities (except as otherwise provided by the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Parent Common Stock in respect of the exercise or settlement of any Parent stock awards outstanding on the date hereof or granted thereafter in the ordinary course of business, (2) the sale of shares of Parent Common Stock pursuant to the exercise of Parent Options or the settlement of any Parent stock awards, if necessary to effectuate an option direction upon exercise or for withholding of Taxes and (3) grants of equity awards pursuant to any Parent Benefit Plan made in the ordinary course of business;

(vii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any Indebtedness for borrowed money or any guarantee of such Indebtedness (other than the Indebtedness (permanent or interim) contemplated by the Debt Financing Commitment or any other Indebtedness for the purpose of financing the transactions contemplated by this Agreement) except any such incurrence, assumption, guarantee or other liability which would not be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger and the Debt Financing;

(viii) shall not and shall not permit any of its Subsidiaries to directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of Parent or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or in connection with the exercise of any options, or the vesting or settlement of any Parent equity awards; or

(ix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (viii) of this Section 5.1(d).

Section 5.2 Access.

(a) For purposes of facilitating the transactions contemplated hereby, each of the Company and Parent shall afford (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives of the other Party such reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Company and Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor the Company shall be required to provide access to or make available to any person any document or information that, in the reasonable judgment of such Party, (i) violates any of its obligations with respect to confidentiality, (ii) is subject to any attorney-client, work-product or other legal privilege, or (iii) the disclosure of which would violate any Law or legal duty (provided that the withholding Party will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements); provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries and nothing herein shall authorize the Company or its respective Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by Parent or its Subsidiaries. Each of Parent and the Company agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include with respect to Parent the Financing). Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from requests for access.

(b) The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the amended and restated confidential disclosure agreement, dated as of May 15, 2017, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.3 Company No Solicitation.

(a) Except as expressly permitted by this Section 5.3, the Company shall, and the Company shall cause each of its Affiliates and its and their respective officers, directors and employees to, and shall cause the agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively “Representatives”) of the Company or any of its Affiliates to: (A) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Company Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 12-month period prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal to return or destroy all such confidential information or documents previously furnished in connection therewith or material incorporating any such information in the possession of such person or its Representatives and (B) from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a Company Takeover Proposal.

(b) Except as expressly provided by this Agreement, the Company shall not take any action to exempt any person from the restrictions on “business combinations” contained in § 203 of the DGCL or the Company Organizational Documents or otherwise cause such restrictions not to apply. Except (i) as necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.3 (and in such case only in accordance with the terms hereof) or (ii) if the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that any such action or forbearance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any (i) standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (ii) confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party (excluding any waiver under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage a Company Takeover Proposal) and (B) the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

(c) Notwithstanding anything to the contrary contained in this Section 5.3, if at any time from and after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company, directly or indirectly receives a bona fide, unsolicited written Company Takeover Proposal from any person and the Company, its Affiliates and the Company’s and its Affiliate’s Representatives are not in Willful and Material Breach of this Section 5.3 and if the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, directly or indirectly, (A) furnish, pursuant to a Company Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the person that has made such Company Takeover Proposal and its Representatives and potential sources of funding; provided that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal

(including as a part thereof, making counterproposals) and its Representatives and potential sources of financing regarding such Company Takeover Proposal. “Company Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those applicable to Parent that are contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.3.

(d) The Company shall promptly (and in no event later than forty-eight (48) hours after receipt) notify, orally and in writing, Parent of any Company Takeover Proposal received by the Company or any of its Representatives, which notice shall include the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof (including copies of any written proposal relating thereto provided to the Company or any of its Representatives) and indicate whether the Company has furnished non-public information to, or entered into discussions or negotiations with, such third party. The Company shall keep Parent reasonably informed on a reasonably current basis as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(e) Except as expressly permitted by this Section 5.3(e), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Company Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (it being understood that the Company Board of Directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change so long as the Company reaffirms the Company Recommendation during such period), (D) other than with respect to the period of up to ten (10) Business Days applicable to formal tender or exchange offers that are the subject of the preceding clause (C), fail to recommend against a Company Takeover Proposal or fail to reaffirm the Company Recommendation, in either case within five (5) Business Days after a request by Parent to do so; provided, however, that (1) such five (5) Business Day period shall be extended for an additional five (5) Business Days following any material modification to any Company Takeover Proposal occurring after the receipt of Parent’s written request and (2) Parent shall be entitled to make such a written request for reaffirmation only once for each Company Takeover Proposal and once for each material amendment to such Company Takeover Proposal; (any action described in this clause (i) being referred to as an “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Company Takeover

Proposal (other than a Company Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, (x) the Company Board of Directors may make a Company Adverse Recommendation Change if (1) the Company is not in Willful and Material Breach of this Section 5.3 and (2) after receiving a bona fide unsolicited written Company Takeover Proposal, the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) in light of such Company Takeover Proposal, the failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law and/or (y) the Company may terminate this Agreement in order to enter into a binding written agreement with respect to a Company Superior Proposal in accordance with Section 7.1(j); provided that the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making any Company Adverse Recommendation Change or terminating this Agreement as described in clauses (x) and (y) of this sentence, (A) the Company has given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal) and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any written proposed transaction documents with the person making such Superior Proposal, (B) the Company has negotiated in good faith with Parent during such notice period, to the extent Parent wishes to negotiate in good faith, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal continues to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the three (3) Business Day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (i) two (2) Business Days and (ii) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(f) Other than in connection with a Company Superior Proposal (which, for the avoidance of doubt, shall be subject to Section 5.3(e) and shall not be subject to this Section 5.3(f)), nothing in this Agreement shall prohibit or restrict the Company Board of Directors from making a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Company Board of

Directors to make a Company Adverse Recommendation Change would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (i) the Company has given Parent at least three (3) Business Days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (ii) the Company has negotiated, and directed its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would not permit the Company Board of Directors to make a Company Adverse Recommendation Change pursuant to this Section 5.3(f) and (iii) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make a Company Adverse Recommendation Change in response to such Company Intervening Event would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law.

(g) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board of Directors, after consultation with outside counsel, the failure so to disclose would be reasonably likely to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board of Directors.

Section 5.4 Parent No Solicitation.

(a) Except as expressly permitted by this Section 5.4, Parent shall, and Parent shall cause each of its Affiliates and its and their respective officers, directors and employees to, and shall cause the Representatives of Parent or any of its Affiliates to: (A) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Parent Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 12-month period prior to the date of this Agreement in connection with any actual or potential Parent Takeover Proposal to return or destroy all such confidential information or documents previously furnished in connection therewith or material incorporating any such information in the possession of such person or its Representatives and (B) from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Takeover Proposal, (2) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Parent Takeover Proposal or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a Parent Takeover Proposal.

(b) Except as expressly provided by this Agreement, Parent shall not take any action to exempt any person from the restrictions on “business combinations” contained in subchapters 25 of the Pennsylvania Business Corporation Law of 1988 or the Parent Organizational Documents or otherwise cause such restrictions not to apply. Except (i) as necessary to take any actions that Parent or any third party would otherwise be permitted to take pursuant to this Section 5.4 (and in such case only in accordance with the terms hereof) or (ii) if the Parent Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that any such action or forbearance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (A) Parent and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any (i) standstill provision in any agreement to which Parent or any of its Subsidiaries is a party or (ii) confidentiality provision in any agreement to which Parent or any of its Subsidiaries is a party (excluding any waiver under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage a Parent Takeover Proposal) and (B) Parent shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

(c) Notwithstanding anything to the contrary contained in this Section 5.4, if at any time from and after the date of this Agreement and prior to obtaining the Parent Shareholder Approval, Parent, directly or indirectly receives a bona fide, unsolicited written Parent Takeover Proposal from any person and Parent, its Affiliates and Parent’s and its Affiliates Representatives are not in Willful and Material Breach of this Section 5.4 and if the Parent Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Parent Takeover Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal, and failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then Parent and its Representatives may, directly or indirectly, (i) furnish, pursuant to a Parent Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of Parent and its Subsidiaries, to the person that has made such Parent Takeover Proposal and its Representatives and potential sources of funding; provided that Parent shall substantially concurrently with the delivery to such person provide to the Company any non-public information concerning Parent or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to the Company and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Parent Takeover Proposal (including as a part thereof, making counterproposals) and its Representatives and potential sources of financing regarding such Parent Takeover Proposal. “Parent Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to Parent than those applicable to the Company that are contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not prohibit compliance by Parent with any of the provisions of this Section 5.4.

(d) Parent shall promptly (and in no event later than forty-eight (48) hours after receipt) notify, orally and in writing, Company of any Parent Takeover Proposal received by Parent or any of its Representatives, which notice shall include the identity of the person making the Parent Takeover Proposal and the material terms and conditions thereof (including copies of any written proposal relating thereto provided to Parent or any of its Representatives) and indicate whether Parent has furnished non-public information to, or entered into discussions or negotiations with, such third party. Parent shall keep Company reasonably informed on a reasonably current basis as to the status of (including changes to any material terms of, and any other material developments with respect to) such Parent Takeover Proposal. Parent agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Parent from providing any information to the Company in accordance with this Section 5.4.

(e) Except as expressly permitted by this Section 5.4(e), the Parent Board of Directors shall not (i) (A) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company, the Parent Recommendation, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Parent Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (it being understood that the Parent Board of Directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Parent Adverse Recommendation Change so long as Parent reaffirms the Parent Recommendation during such period), (D) other than with respect to the period of up to ten (10) Business Days applicable to formal tender or exchange offers that are the subject of the preceding clause (C), fail to recommend against a Parent Takeover Proposal or fail to reaffirm the Parent Recommendation, in either case within ten (10) Business Days after a request by the Company to do so; provided, however, that (1) such ten (10) Business Day period shall be extended for an additional ten (10) Business Days following any material modification to any Parent Takeover Proposal occurring after the receipt of the Company’s written request and (2) the Company shall be entitled to make such a written request for reaffirmation only once for each Parent Takeover Proposal and once for each material amendment to such Parent Takeover Proposal (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) authorize, cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Parent Takeover Proposal (other than a Parent Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(c)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Shareholder Approval is obtained, (x) the Parent Board of Directors may make a Parent Adverse Recommendation Change if (1) Parent is not in Willful and Material Breach of this Section 5.4 and (2) after receiving a bona fide unsolicited written Parent Takeover Proposal, the Parent Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Parent Takeover Proposal constitutes a Parent Superior Proposal and (ii) in light of such Parent Takeover Proposal, the failure to take such action would be reasonably likely to be inconsistent with the Parent Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making any Parent Adverse Recommendation Change as described above, (A) Parent has given the Company at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Parent Superior Proposal) and has contemporaneously provided to Parent a copy of the Parent Superior Proposal and a copy of any written proposed transaction documents with the person making such Superior Proposal, (B) Parent has negotiated in good faith with the Company during such notice period, to the extent the Company wishes to negotiate in good faith, to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Parent Superior Proposal to no longer constitute a Parent Superior Proposal, (C) following the end of such notice period, the Parent Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Parent Superior Proposal continues to constitute a Parent Superior Proposal if the revisions proposed by the Company were to be given effect, and (D) in the event of any change to any material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the three (3) Business Day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (i) two (2) Business Days and (ii) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time Parent shall be required to comply with the requirements of this Section 5.4(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(f) Other than in connection with a Parent Superior Proposal (which, for the avoidance of doubt, shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), nothing in this Agreement shall prohibit or restrict the Parent Board of Directors from making a Parent Adverse Recommendation Change in response to a Parent Intervening Event if the Parent Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Parent Board of Directors to make a Parent Adverse Recommendation Change would be inconsistent with the Parent Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Parent Adverse Recommendation Change, (i) Parent has given the Company at least three (3) Business Days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (ii) Parent has negotiated, and directed its Representatives to negotiate, in good faith with the Company during such notice period after giving any such notice, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would not permit the Parent Board of Directors to make a Parent Adverse Recommendation Change pursuant to this Section 5.4(f) and (iii) following the end of such notice period, the Parent Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make a Parent Adverse Recommendation Change in response to such Parent

Intervening Event would be inconsistent with the Parent Board of Directors’ fiduciary duties under applicable Law.

(g) Nothing contained in this Section 5.4 shall prohibit Parent or the Parent Board of Directors from taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Parent Board of Directors, after consultation with outside counsel, the failure so to disclose would be reasonably likely to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Parent Board of Directors.

Section 5.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Joint Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company will cause the Joint Proxy Statement/Prospectus to be mailed to its respective shareholders, as applicable, as soon as reasonably practicable after the Form S-4 is declared effective by the SEC under the Securities Act. Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent, to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Share Issuance. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested by Parent in connection with any such action. No filing or mailing of, or amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity to review and comment thereon (which comments shall be considered by the other Party in good faith); provided, however, that the Company, in connection with a Company Adverse Recommendation Change, a Company Takeover Proposal or a Company Superior Proposal may amend or supplement the Joint Proxy Statement/Prospectus and/or the Form S-4 (including by incorporation by reference) pursuant to a Company Qualifying Amendment, and in such event, this right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations; provided, further, however, that Parent, in connection with a Parent Adverse Recommendation Change, a Parent Takeover Proposal or a Parent Superior Proposal may amend or supplement the Joint Proxy Statement/Prospectus and/or the Form S-4 (including by incorporation by reference) pursuant to a Parent Qualifying Amendment, and in such event, this right of approval shall apply only with respect to information relating to the Company or its business, financial condition or results of operations. A “Company Qualifying Amendment” means an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (a) a Company Adverse Recommendation Change, (b) a statement of the reason of the Board of Directors of the Company for making such Company Adverse Recommendation Change, (c) a factually accurate statement by the Company that describes the Company’s receipt of a Company Takeover Proposal or Company Superior Proposal, the terms of such proposal and the operation of this Agreement with respect thereto, and (d) additional information reasonably related to the foregoing. A “Parent Qualifying Amendment” means an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (a) a Parent Adverse Recommendation Change, (b) a statement of the reason of the Parent Board of Directors for making such Parent Adverse Recommendation Change, (c) a factually accurate statement by Parent that describes the Parent’s receipt of a Parent Takeover Proposal or Parent Superior Proposal, the terms of such proposal and the operation of this Agreement with respect thereto, and (d) additional information reasonably related to the foregoing.

(b) Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the threat or issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made), not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. At the Company’s request, Parent shall reasonably cooperate in amending or supplementing the Joint Proxy Statement/Prospectus pursuant to a Company Qualifying

Amendment made in compliance with this Agreement. At Parent’s request, the Company shall reasonably cooperate in amending or supplementing the Joint Proxy Statement/Prospectus pursuant to a Parent Qualifying Amendment made in compliance with this Agreement.

(c) As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and holding the Company Stockholder Advisory Vote (the “Company Stockholders’ Meeting”) and not postpone or adjourn the Company Stockholders’ Meeting except (i) to the extent required by applicable Law or to solicit additional proxies or (ii) votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained; provided that, unless otherwise agreed by the Parties, the Company Stockholders’ Meeting may not be postponed or adjourned to a date that is more than twenty (20) days after the date for which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company will, except in the case of a Company Adverse Recommendation Change, through the Company Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq or applicable Laws to obtain such approvals.

(d) As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, Parent shall take all action necessary in accordance with applicable Laws and Parent’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to duly give notice of, convene and hold the Parent Shareholders’ Meeting for the purpose of obtaining the Parent Shareholder Approval and not postpone or adjourn the Parent Shareholders’ Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Parent Shareholder Approval have not been obtained; provided that, unless otherwise agreed by the Parties, the Parent Shareholders’ Meeting may not be postponed or adjourned to a date that is more than twenty (20) days after the date for which the Parent Shareholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent will, except in the case of a Parent Adverse Recommendation Change, through the Parent Board of Directors, recommend that its shareholders approve this Agreement and will use reasonable best efforts to solicit from its shareholders proxies in favor of the Share Issuance and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or applicable Laws to obtain such approvals.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same date and at the same time.

Section 5.6 Regulatory Approvals; Efforts; Third-Party Consents.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and any applicable Laws, including the HSR Act and Gaming Laws, to consummate and make effective, as promptly as practicable after the date hereof, the Merger and the transactions contemplated by the Boyd Purchase Agreement and the GLPI Purchase Agreement (the “Divestiture Transactions”), including (A) the preparation and filing of all applications, forms, registrations, petitions, notices and other documents required to be filed to consummate the Merger or the Divestiture Transactions, including, without limitation, prompt filing of a Notification and Report Form pursuant to the HSR Act and prompt filing by the Company of the notice required by the Decision and Order (Docket No. 9355) issued by the Federal Trade Commission to the Company’s predecessor on December 4, 2013, (B) the preparation of any financial information required by any Gaming Authority or Governmental Entity pursuant to any Antitrust Law or Gaming Law, in each case in connection with the transactions contemplated by this Agreement and the Divestiture Transactions, (C) the satisfaction of the conditions to consummating the Merger and the Divestiture Transactions, (D) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (E) the taking of all actions necessary to obtain (and cooperating with each other in obtaining) as promptly as practicable any consent, authorization, Order or approval of, or any exemption by, or to avoid an investigation, action, proceeding or other challenge of the legality of the transactions contemplated by this Agreement by, any Governmental Entity (which actions shall include furnishing all information and documentary material required by any Gaming Authority) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the Divestiture Transactions or the taking of any action contemplated by this Agreement (collectively, “Approvals”), and (F) the execution and delivery of any additional instruments necessary to consummate the Merger or the Divestiture Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company and any of their respective Affiliates shall not take any action after the date of this Agreement that would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, the expiration or termination of any applicable waiting period pursuant to the HSR Act, or any other Approval, including Gaming Approvals, necessary to consummate the transactions contemplated hereby or the Divestiture Transactions, (ii) increase the risk of any Governmental Entity entering an injunction or Order prohibiting the consummation of the transactions contemplated hereby or the Divestiture Transactions or (iii) increase the risk of not being able to remove any such injunction or Order on appeal or otherwise.

(b) Without liming the generality of Parent’s and the Company’s undertakings pursuant to Section 5.6(a), Parent and its Affiliates shall, take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or Gaming Law that may be asserted by any antitrust or competition Governmental Entity or Gaming Authority so as to enable the Parties to close the Merger as promptly as practicable, and in any event prior to the

End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise (i) the sale, divestiture or disposition of its or its Subsidiaries assets, properties or businesses or of the assets, properties or businesses of the Company or its Subsidiaries, which shall include the Boyd Divestiture Businesses and the GLPI Divestiture Assets, (ii) the holding separate of particular assets or placing operating properties in trust upon the Closing pending obtaining control upon subsequent receipt of Approval from applicable Gaming Authority or Governmental Entity pursuant to applicable Antitrust Laws or Gaming Laws and (iii) the entry into such other arrangements, agreements or amendments as are necessary or advisable in order to obtain any required Approvals or the expiration or termination of any applicable waiting period pursuant to the HSR Act and to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, delay or prevent the consummation of the transactions contemplated hereby as soon as possible (and in any event before the End Date); provided, however, notwithstanding the foregoing, nothing in this Agreement shall require Parent to propose, agree or take any action that would require Parent, to sell, divest, dispose of, hold separate, place in trust, or enter into any other arrangement, agreement or amendment with respect to any assets, properties or businesses in addition to the Boyd Divestiture Businesses and the GLPI Divestiture Assets, if such additional actions would have or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, after giving effect to the consummation of both the Merger and the transactions contemplated by the Boyd Purchase Agreement and the GLPI Purchase Agreement.

(c) In furtherance and not in limitation of the provisions of Section 5.6(a), each Party agrees to make promptly but in no event later than fifteen (15) Business Days after the date of this Agreement an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Neither Party shall extend any waiting period under the HSR Act without, or enter into any agreement with the Federal Trade Commission or the United States Department of Justice or any other Governmental Entity that would restrain, delay or prevent the consummation of the transactions contemplated by this Agreement except with, the prior written consent of the other Parties hereto (which shall not be unreasonably withheld, conditioned or delayed).

(d) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and the Divestiture Transactions and work cooperatively in connection with obtaining all required Approvals undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each Party shall promptly consult with the other Parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of), all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Merger, or the Divestiture Transactions. Each Party to this Agreement shall promptly inform the other Parties to this Agreement, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from any Governmental Entity or third party regarding the Merger or the Divestiture Transactions, or any proposed agreement or arrangement with any Governmental Entity or third party in connection with the Merger or the Divestiture Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication, or proposed agreement or arrangement, with any such Governmental Entity or third party. Neither Party shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement, the Merger, or the Divestiture Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity and applicable Law, gives the other Party the opportunity to attend and participate thereat (whether by telephone or in person). Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity or third party with respect to this Agreement, the Merger, or the Divestiture Transactions and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company, the Merger, or the Divestiture Transactions or other confidential information, (ii) as necessary to comply with contractual arrangements or applicable Laws, and (iii) as necessary to address reasonable privilege concerns, and the Parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 5.6(d) as “counsel only” or, as appropriate, as “outside counsel only”.

(e) In furtherance and not in limitation of the provisions of Section 5.5(b), Parent and Merger Sub agree to, and agree to cause their Affiliates and their respective directors, officers, partners, managers, members, principals and shareholders to, and the Company agrees to prepare and submit to the Gaming Authorities as promptly as practicable, and in any event no later than forty-five (45) calendar days from the date of this Agreement, all applications and supporting documents necessary to obtain all required Gaming Approvals.

(f) Notwithstanding anything herein to the contrary, Parent shall determine the strategy to be pursued for obtaining and lead any efforts to obtain all necessary actions or nonactions and Approvals from any Governmental Entity in connection with the Merger, the Divestiture Transactions, or other transactions contemplated by this Agreement; provided that Parent shall, in good faith, take into consideration the Company’s views, suggestions and comments regarding such strategy and efforts; provided, further, that such strategy and efforts shall not involve the Company’s initiation, or the Company’s threatening to initiate, litigation against any Gaming Authority without the Company’s consent.

(g) Parent shall, and shall cause its Affiliates to, use their respective reasonable best efforts to obtain, and Company shall use its reasonable best efforts to cooperate with Parent and its Affiliates in their efforts to obtain, any third party consent or approval (other than the Approvals) (collectively, “Third Party Consents”) that are necessary or desirable for consummation of the transactions contemplated by this Agreement or the Third Party Agreements; provided, however, that notwithstanding anything to the contrary in this

Agreement, (i) the Company and its Subsidiaries shall not be obligated to obtain any Third Party Consents, or pay any fees in connection therewith, pursuant to this Agreement and (ii) the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.3 shall not be deemed to include the obtaining of any Third Party Consents.

Section 5.7 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each Party shall consult with each other before issuing any press release or public statement with respect to the Merger or the transactions contemplated thereby and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Parent and the Company agree to issue a materially acceptable initial joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect (to the fullest extent permitted under applicable Law) any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time (to the extent and for so long as such entities remain in existence following the Effective Time) or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s organizational documents in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification and exculpation in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents and applicable Law to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether commenced before or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby and including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries, in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage with respect to matters existing or arising on or before the Effective Time, including the transactions contemplated hereby; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall be obligated to obtain a policy with the greatest coverage possible that does not exceed 300% of the last annual premium paid by the Company prior to the date hereof. If (i) the Company elects, with the prior written consent of Parent, or (ii) Parent elects, then the Company or Parent, as applicable, may at Parent’s cost, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Company, exceed the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section

5.9(c). For the avoidance of doubt, the costs incurred from the purchase of any “tail policy” shall be the responsibility of, and paid by, Parent.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other applicable rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.9 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9 and (ii) this Section 5.9 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

(g) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries operations.

Section 5.11 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Transaction Litigation. The Company shall provide Parent with the opportunity to participate in the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any such litigation commenced prior to or after the date of this Agreement that contemplates any equitable relief or that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.13 Nasdaq Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 5.14 Company Indebtedness.

(a) The Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other actions required to facilitate the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith, and replacement of, backstop of, rollover of or cash collateralization of any issued letters of credit in respect of that certain Credit Agreement, dated as of April 28, 2016, by and among the Company, as borrower, the Subsidiaries of the Company party thereto, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Company Credit Agreement,” and such termination and repayment, the “Company Credit Agreement Payoff”) on the Closing Date (provided that the Company Credit Agreement Payoff shall not include contingent indemnity obligations in respect of which no claim or demand for payment has been made as of the Closing Date or any other obligation which is not due as of the Closing Date and by its terms survives termination of the Company Credit Agreement (such indemnity and other surviving obligations, the “Surviving Obligations”)). In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent and Merger Sub no later than three (3) Business Days prior to the Closing Date payoff letters with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type, from the persons to whom such indebtedness is owed (or the applicable agent or trustee on their behalf) which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby (other than, with respect to the Company and its Subsidiaries other than the Divestiture Subsidiaries, the guarantees of the Surviving Obligations), shall, upon the payment of the amount set forth in the Payoff Letter on or prior to the Closing Date, be released and terminated; provided that in no event shall this Section 5.14(a), (A) require the Company or any of its Subsidiaries to cause the Company Credit Agreement Payoff unless the Closing has occurred or (B) require the Company or any of its Subsidiaries to provide any funds required to effect any or all such repayments (including the Company Credit Agreement Payoff) and related replacement of, backstop of, rollover of, or cash collateralization of, any issued letters of credit under the Company Credit Agreement.

(b) If requested by Parent in writing, the Company shall, and shall cause its Subsidiaries to, (i) issue one or more notices of optional redemption (in form and substance reasonably satisfactory to Parent) for all of the outstanding aggregate principal amount of any of the Company’s 5.625% Senior Notes due 2024 (the “Company Notes”), in accordance with the Note Indenture in order to effect a redemption on (or at the Parent’s sole option, after) the Closing Date; provided that any such redemption notice shall be subject to and conditioned upon the occurrence of the Effective Time and (ii) provide any other cooperation reasonably requested by Parent (which shall not require the payment of funds by the Company or its Subsidiaries towards the Discharge) to facilitate (to the extent elected by Parent) the Discharge effective as of (or at the Parent’s sole option, after), and conditioned upon the occurrence of, the Effective Time.

(c) Notwithstanding anything to the contrary in this Agreement, Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with the cooperation with Parent contemplated by this Section 5.14 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any Discharge or satisfaction and discharge of the Note Indenture (or failure to Discharge or satisfy and discharge, as the case may be) requested by Parent hereunder and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses arise from the bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries or any of their Representatives or arise from or are based upon any information provided by the Company or any of its Subsidiaries or Representatives specifically for use in connection with the Discharge. Parent shall provide forms reasonably satisfactory to the Company of any documentation required to affect any action pursuant to this Section 5.14.

(d) Parent shall (i) subject to the Company’s satisfaction of its obligations under Section 5.14(a), cause the Company Credit Agreement Payoff to occur on the Closing Date and (ii) subject to the Company’s satisfaction of its obligations under Section 5.14(b), either (A) deliver a certificate from the chief financial officer of Parent reasonably satisfactory to the Company that states that the Company Notes shall remain outstanding following the Closing Date and such action shall not cause (x) a “default” or “event of default” to exist under the Note Indenture or (y) otherwise cause an obligation to prepay (or offer to prepay) such Company Notes to be triggered, unless, in the cause of this clause (y), Parent has adequate liquidity to make any such prepayment (or offer of prepayment) or (B) cause Discharge of all of the Company Notes on the Closing Date or the satisfaction and discharge of the Note Indenture on the Closing Date.

Section 5.15 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other of any fact, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Company Material Adverse Effect, in the case of the Company, or Parent

Material Adverse Effect, in the case of Parent, or a material adverse effect on the Boyd Divestiture Businesses, the Divestiture Subsidiaries or their assets or liabilities, taken as a whole, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.15 or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

Section 5.16 Employee Matters.

(a) For a period commencing on the Closing Date and ending on the later of December 31, 2019 and the first (1st) anniversary of the Closing Date, Parent (or its applicable Affiliate) shall provide to each employee of the Company or its Subsidiaries as of the Closing Date who remains employed by Parent or its Affiliates (each, a “Continuing Employee”): (i) at least the same base salary that was provided to such Continuing Employee immediately prior to the Closing Date; (ii) short- and long-term incentive opportunities that are substantially as favorable in the aggregate and containing the same percentage mix of short- and long-term incentive opportunities as the short- and long-term incentive opportunities provided to such Continuing Employee immediately prior to the Closing Date; and (iii) other compensation and employee benefits (excluding those contemplated by clauses (i) and (ii) and severance (which is covered in Section 5.16(b)) that are substantially as favorable in the aggregate to the compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time; provided that, if the Effective Time occurs prior to the commencement of the Company’s and Parent’s annual benefit plan open enrollment periods, Parent may instead provide Continuing Employees with health and welfare benefits that it provides to its similarly situated employees. Without limiting the generality of the foregoing, Parent shall continue any annual or short-term incentive plans with performance periods that are incomplete as of the Closing Date until the end of the applicable performance periods in accordance with the terms of the applicable annual or short-term incentive plans.

(b) Any Continuing Employee who incurs a qualifying termination of employment during the period commencing on the Closing Date and ending on the later of December 31, 2019 and the first (1st) anniversary of the Closing Date shall be entitled to receive the severance payments and benefits described in Section 5.16(b) of the Company Disclosure Letter or severance benefits contained in such Continuing Employee’s employment agreement, as applicable.

(c) Each individual who is employed by the Company or any of its Affiliates as of immediately prior to the Closing and is a participant in a cash bonus program maintained by the Company or any of its Affiliates for the year in which the Closing occurs shall be eligible to receive a cash bonus based on the level of achievement of the applicable performance criteria determined prior to the Closing by the Compensation Committee of the Company Board of Directors in its reasonable discretion (as further described in Section 5.16(c) of the Company Disclosure Letter), which bonus shall be prorated based on the number of days in the applicable performance period that have elapsed as of the Closing. Any such bonus shall be paid to the applicable employee on the Closing Date (in each case, unless prohibited by Section 409A of the Code, in which event, it shall be paid on the earliest date permitted by Section 409A of the Code).

(d) Parent shall, and shall cause any of their applicable Affiliates to (i) waive all limitations as to any preexisting condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such Continuing Employee may be eligible to participate in after the Closing to the same extent such limitations were waived under the analogous Company Benefit Plan prior to the Closing Date and (ii) credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under a Company Benefit Plan during the plan year that includes the Closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent or any of its Affiliates to the same extent such copayments, deductibles, offsets or similar payments would be credited under the analogous Company Benefit Plan immediately prior to the Closing Date. As of the Closing, Parent shall, or shall cause its applicable Affiliates to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Closing, in each case, insofar as not prohibited by applicable Law. In addition, as of the Closing, Parent shall, and shall cause its applicable Affiliates to give Continuing Employees full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit and compensation plans or arrangements (including for purposes of vacation and severance but excluding for any purpose benefits under defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly situated employees of Parent and its Affiliates do not receive any service credit) maintained by Parent or its applicable Affiliates that such Continuing Employees may be eligible to participate in after the Closing for such Continuing Employees’ service with the Company or any of its Subsidiaries to the same extent that such service was credited for purposes of any comparable Company Benefit Plan immediately prior to the Closing, except, in each case, to the extent such treatment would result in duplicative benefits.

(e) From and after the Closing Date, Parent shall cause the Company to honor, in accordance with their terms, all Company Benefit Plans. The occurrence of the Closing shall be deemed to be a change in control (or a similar term) under all Company Benefit Plans.

(f) If the Closing, as defined in Boyd Purchase Agreement, occurs prior to the Effective Time, for purposes of this Agreement and all Company Long Term Incentive Awards and cash bonus programs maintained by the Company or any of its Affiliates for the year in which the Closing occurs (but not, for the avoidance of doubt, any Company severance plan or any employment agreement), each Continuing Employee, as defined in Boyd Purchase Agreement, shall be deemed employed by the Company at the Effective Time.

(g) Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this

Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan, any Parent Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or their Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan or Parent Benefit Plan in accordance with its terms after the Closing Date. Without limiting Section 8.13, nothing in this Section 5.16 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 5.17 Financing Cooperation; Financing.

(a) The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, provide to Parent such cooperation as is reasonably requested by Parent in connection with the Financing (provided that such requested cooperation (A) does not unreasonably interfere with the operations of the Company and its Subsidiaries, (B) does not cause any director, officer or employee of the Company or any of its Subsidiaries or any Representatives to incur any personal liability, (C) does not require that the Company or any of its Subsidiaries or their respective directors, officers or employees execute, deliver or enter into or perform any agreement, document or instrument in connection with the Financing (other than customary authorization and representation letters of the type described in clause (xi) below), (D) without limiting the scope of its obligations pursuant to clauses (iii), (iv) and (vi) hereof or the definition of “Financing Information”, does not require the Company to prepare pro forma financial statements or change any fiscal period and (E) does not require the Company to cause its counsel to deliver any legal opinions), including (i) causing its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Financing, (ii) assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with the Financing (or any amendment to Parent Credit Agreement), in each case, as may be reasonably required by Parent (subject to customary confidentiality arrangements), (iii) as promptly as reasonably practical, furnishing Parent and its Financing Sources (subject to customary confidentiality arrangements) with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in good faith and that is customarily required to prepare any offering memorandum, registration statement, confidential information memorandum, lender presentation and other materials, customarily required in connection with the Financing (including the Financing Information), (iv) furnishing to Parent and the Financing Sources (A) all information regarding the Company and its Subsidiaries required to be provided to Parent’s Financing Sources pursuant to paragraph (iii) of Schedule 1 of the Debt Financing Commitment as in effect as of the date hereof (or comparable provisions of any commitment for Alternate Financing), (B) the Financing Information and (C) the documentation and other information regarding the Company and its Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Closing Date, to the extent requested at least ten (10) Business Days prior to the Closing Date, (v) using reasonable best efforts, in the event the financing includes an offering of debt securities, to obtain customary accountants’ comfort letters, consent letters and authorization letters from the Company’s independent accountants (including “negative assurance” comfort) with respect to the financial information regarding the Company and its Subsidiaries referenced in clause (iv) (including providing any necessary management representation letters), (vi) assisting Parent with Parent’s preparation of pro forma financial information and pro forma financial statements as they relate to the Company and its Subsidiaries for rating agency presentations, bank information memoranda, registration statements, offering memoranda and other materials utilized in connection with the Financing (or any amendment to Parent Credit Agreement), (vii) facilitating the negotiation of definitive financing, pledge, security and guarantee documents (which documents shall only be required to become effective as of the Closing Date) and the provision of guarantees and security relating thereto (including the delivery of possessory collateral required thereby), (viii) facilitating the negotiation of customary certificates and other documents and instruments relating to the Financing (which documents shall only be required to become effective as of the Closing Date), (ix) cooperating with Parent to obtain surveys and title insurance relating to the Company’s and its Subsidiaries’ properties to be mortgaged in connection with the Financing as may be requested by Parent in writing, (x) cooperating with Parent and Parent’s efforts to obtain customary corporate and facilities ratings, (xi) providing customary authorization letters to the Financing Sources and agents in respect of the Financing authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders and containing a representation to such financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or its or their securities.

(b) Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.17 or otherwise in connection with the Financing (or any amendment to Parent Credit Agreement), (i) to pay any commitment or other similar fee prior to the Effective Time or (ii) to incur any cost or expense unless such cost or expense is promptly reimbursed by Parent (and in any event no later than the termination of this Agreement in accordance with Article VII). Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.17 other than to the extent such losses arise from the bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries or any of their Representatives or arise from or relate to any information provided by the Company or any of its Subsidiaries or Representatives specifically for use in connection with the Financing (or any amendment to Parent Credit Agreement). Nothing contained in this Section 5.17 or otherwise shall require the board of directors of the Company or any of its Subsidiaries (as constituted prior to the Effective Time) to approve any Financing or any Financing Agreement or other agreement related thereto. Further, nothing contained in this Section or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to any Financing prior to the Closing. All material non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their respective Representatives pursuant to this Section 5.17 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders and investors and their respective officers, employees, representatives and advisors as required in connection with any Financing subject to confidentiality protections customary for such Financing. This Section 5.17(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Company and its Subsidiaries (and the Company’s Subsidiaries shall be third party beneficiaries of Parent’s obligations under this Section 5.17(b)), and their respective successors and assigns, and shall be binding on Parent and its successors and assigns.

(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange, obtain and complete the Debt Financing on or before the Closing on the terms and conditions described in the Debt Financing Commitment (as amended, supplemented, modified, replaced or terminated in accordance with Section 5.17(d)), including using reasonable best efforts to:

(i) comply with, subject to its rights in Section 5.17(d), maintain in effect the Debt Financing Commitment, and, once entered into, the Financing Agreements with respect thereto;

(ii) negotiate Financing Agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment or on other terms acceptable to Parent;

(iii) satisfy on a timely basis all conditions applicable to the Debt Financing in the Debt Financing Commitment and any Financing Agreements with respect thereto; and

(iv) in the event of a failure to fund by the Lenders in accordance with the Debt Financing Commitment that prevents, impedes or delays the Closing, enforce its rights under the Debt Financing Commitment and any Financing Agreements with respect thereto.

(d) Parent shall not agree to any amendment, supplement or other modification or replacement of, or any termination of the Debt Financing Commitment without the prior written consent of the Company if such amendment, supplement, modification, replacement, termination would (i) delay or prevent the Closing, (ii) reduce the aggregate amount of the Debt Financing, (iii) impose new or additional conditions to the receipt of the Debt Financing, in each case, in a manner that would adversely impact the ability of Parent to obtain the Debt Financing on the Closing Date, or (iv) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other Parties to the Debt Financing Commitment; it being understood that notwithstanding the foregoing, Parent may (x) amend, supplement, modify, replace or terminate the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date of this Agreement, and (y) reduce the aggregate amount of the Debt Financing by the amount of (A) any debt securities issued by the Parent in replacement of a portion of the Debt Financing Commitment or (B) any incremental term loans obtained under the Parent Credit Agreement issued under the Debt Financing Commitment (any such financing, a “Permanent Financing,” and together with the Debt Financing, the “Financing”). Upon any amendment, supplement, modification, replacement or termination of the

Debt Financing Commitment in accordance with this Section 5.17(d), Parent shall deliver a copy thereof to the Company (including any principal documents entered into in connection with a Permanent Financing) and (i) references herein to “Debt Financing Commitment” shall include such documents as amended, supplemented, modified, replaced or terminated in compliance with this Section 5.17(d) (including any documents entered into in connection with a Permanent Financing) and (ii) references to “Debt Financing” or “Financing” shall include the financing contemplated by the Debt Financing Commitment as amended, supplemented, modified, replaced or terminated in compliance with this Section 5.17(d) and by any Permanent Financing.

(e) Notwithstanding Section 5.17(d) above, in the event any portion of the Debt Financing becomes unavailable (other than, for the avoidance of doubt, with respect to any reduction of the Debt Financing Commitment in accordance with Section 5.17(d)(y) above), (i) Parent shall promptly notify the Company and (ii) Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “Alternate Financing”) (A) on conditions not less favorable to Parent and Merger Sub than the Debt Financing Commitment, (B) in an amount sufficient to replace the portion of the Debt Financing that becomes unavailable and (C) other than as set forth in (A) or (B), on terms not materially less beneficial to Parent or Merger Sub. Copies of any new financing commitment letter (including any associated engagement letter and related fee letter (with fee amount redacted to the extent required by the applicable Financing Sources)) shall be promptly provided to the Company. In the event any Alternate Financing is obtained in accordance with this Section 5.17, any reference in this Agreement to “Debt Financing Commitment” and “Debt Financing” shall include the debt financing contemplated by such Alternate Financing. Except as provided elsewhere in this Section 5.17 and subject to the limitations in Section 5.17(d), nothing contained in this Agreement shall prohibit Parent from entering into Financing Agreements relating to the Debt Financing.

(f) Parent shall (i) give the Company prompt written notice of any default, breach or threatened breach in writing by any party of any of the Debt Financing Commitment or Financing Agreements related thereto of which Parent or Merger Sub become aware or any termination, or threatened termination in writing thereof and (ii) otherwise, at the request of the Company, keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Permanent Financing or Alternate Financing).

(g) In the event any Financing is funded in advance of the Closing Date, Parent, or its applicable Subsidiary, shall keep and maintain at all times prior to the Closing Date the proceeds of such Financing available for the purpose of funding the Cash Consideration and other amounts payable in cash at Closing as set forth in this Agreement and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Liens other than (a) Permitted Liens referenced in clause (a) of the definition of “Permitted Liens”, (b) Liens granted pursuant to or in connection with the Parent Credit Agreement and related documents, as in effect as of the date hereof which are not subject to control agreements, and (c) bankers’ Liens, rights of setoff and other similar Liens granted in the ordinary course of business in favor of the bank or banks with which such funds are deposited or maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided that if the terms of such Financing requires the proceeds of such Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds are no more onerous (taken as a whole) than the conditions to funding the Debt Financing Commitment.

(h) Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to the Closing.

(i) Parent shall (i) maintain at all times prior to, and on, the Closing Date at least $313 million (the “Required Parent Revolver Amount”) of undrawn revolving loan commitments (which shall not include the commitments set forth in the Debt Financing Commitment) under the Parent Credit Agreement and (ii) ensure that the conditions precedent set forth in Section 7.02 of the Parent Credit Agreement shall be capable of being satisfied at all times prior to, and on, the Closing Date (as if the Required Parent Revolver Amount were being borrowed on such date); provided that in the event that all or any portion of the Required Parent Revolver Amount becomes unavailable on the terms and conditions contemplated in the Parent Credit Agreement, Parent shall have until the earlier of (A) forty-five (45) days and (B) the Closing Date to (x) cure such unavailability under the Parent Credit Agreement or (y) arrange and obtain alternative financing from alternative sources (1) on conditions not less favorable to Parent and Merger Sub than the Debt Financing Commitment and (2) at least equal to the amount of such portion of the Required Parent Revolver Amount. Parent shall promptly provide copies of any new financing commitment letter obtained in accordance with the foregoing sentence (including any associated engagement letter and related fee letter (with fees redacted) to the Company.

Section 5.18 Third Party Agreements and Certain Pre-Closing Transactions.

(a) Each of Parent, Merger Sub and the Company acknowledges and agrees that the consummation of the transactions contemplated by the Boyd Purchase Agreement and the GLPI Purchase Agreement are not conditions to the Closing. If the conditions to Closing set forth in Article VI of this Agreement shall have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied) or waived, but the conditions to closing set forth in the Boyd Purchase Agreement or the GLPI Purchase Agreement have not been satisfied or waived by the applicable parties thereunder, or the parties thereunder are otherwise not able to or willing to close the transactions contemplated thereunder, the Parties shall proceed with the Closing in accordance with Section 1.2, and in no event shall the Closing of the Merger be delayed, impaired, hindered or otherwise adversely affected by any delay or failure to close the transactions contemplated by the Boyd Purchase Agreement or the GLPI Purchase Agreement by the parties thereto.

(b) Parent shall use its reasonable best efforts to cause the conditions to closing conditions set forth in each of the Boyd Purchase Agreement and the GLPI Purchase Agreement to be satisfied or waived as promptly as reasonably practicable, and the Company shall use its reasonable best efforts to cooperate with and assist Parent in doing so, which cooperation includes, following reasonable advance notice from Parent, taking such actions expressly contemplated to be performed or provided by or on behalf of the Company and/or its Subsidiaries by the Boyd Purchase Agreement and the GLPI Purchase Agreement in the forms provided to the Company as of the date hereof (and without giving effect to any actions or deliverables added by an amendment to such agreements to which the Company has not consented, provided that the Company shall not unreasonably withhold, condition or delay its consent thereto if reasonably requested by Parent) and providing such other cooperation and assistance as Parent shall reasonably request in connection therewith. No Party shall take any action that would reasonably be expected to delay, impair, hinder or otherwise adversely affect the ability of the parties to the Boyd Purchase Agreement or the GLPI Purchase Agreement to consummate the transactions contemplated by the Boyd Purchase Agreement or the GLPI Purchase Agreement. Parent shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination of, or grant any waiver of, any condition or other provision under any Third Party Agreement without the prior written consent of the Company if such amendment, supplement, modification, replacement, termination, or waiver would or would reasonably be expected to (i) delay or prevent the closing of the transactions contemplated by the Boyd Purchase Agreement, the GLPI Purchase Agreement or the Merger, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the closing of the transactions contemplated by the Boyd Purchase Agreement and the GLPI Purchase Agreement or (iii) adversely affect in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall the failure of the Company or any of its Subsidiaries (or its or their respective officers, directors, employees, agents or representatives) to execute, deliver or perform, or cause to execute, deliver or perform, any instruments, documents or actions in connection with the Divestiture Transactions, whether requested by Parent pursuant to this Section 5.18 or pursuant to the Boyd Purchase Agreement or GLPI Purchase Agreement, constitute a breach or failure to perform by the Company of any of its covenants contained in this Agreement, so long as the Company has engaged in good faith and reasonable efforts to execute, deliver or perform (or to cause its Subsidiaries or request its or their respective officers, directors, employees, agents or representatives to do so) such instruments, documents or actions, as applicable.

(c) The Company shall use its reasonable best efforts to assist Parent and Boyd in obtaining any necessary authorization, consent and approval in connection with the transactions contemplated by the Boyd Purchase Agreement or the GLPI Purchase Agreement, as applicable. If requested by Parent, the Company and any applicable Divestiture Subsidiaries shall execute and deliver a joinder agreement to each of the Boyd Purchase Agreement and the GLPI Purchase Agreement, pursuant to which the Company and such Divestiture Subsidiaries shall become parties to each such agreement as of immediately prior to the Closing. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of the Divestiture Subsidiaries are making any representations or warranties or will be bound by any covenants, obligations or agreements under the Boyd Purchase Agreement or the GLPI Purchase Agreement until, and only at or following, such time as the Company and the applicable Divestiture Subsidiaries have executed and delivered a joinder agreement to the Boyd Purchase Agreement or the GLPI Purchase Agreement, as applicable.

(d) For purposes of facilitating the transactions contemplated by the Boyd Purchase Agreement and the GLPI Purchase Agreement, at Parent’s reasonable request the Company shall afford (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives of each of Boyd and GLPI such reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws, and with such additional accounting, operating, environmental and other data and information regarding the Company and its Subsidiaries, to the extent in the possession of the Company or its Subsidiaries, as Parent may reasonably request, in each case solely with respect to the Boyd Divestiture Businesses in the case of Boyd and the GLPI Divestiture Assets in the case of GLPI, subject to the same terms and conditions such access would be provided to Parent and it Representatives under Section 5.2.

(e) Upon the written request of Parent, which request shall be provided at least 10 Business Days prior to the Closing, the Company shall use its reasonable best efforts to implement, prior to the Closing, such internal restructuring transactions as may be reasonably necessary to facilitate the completion of the Divestiture Transactions in the manner contemplated by Boyd Purchase Agreement and the GLPI Purchase Agreement, respectively (such restructuring transactions, to the extent undertaken in accordance with this Section 5.18(e), the “Internal Restructuring”). The Company shall have no obligation to complete any restructuring step that would result in any cost (unless advanced by Parent), liability or obligation unless Parent and Merger Sub confirm in writing satisfaction or waiver of all conditions to Closing set forth in Article VI of this Agreement and are prepared to proceed with the Closing. For the avoidance of doubt, any actions taken by the Company pursuant to this Section 5.18(e) shall be subject to the indemnity contemplated by Section 5.18(f).

(f) Parent shall advance or promptly reimburse the Company in respect of any fee, cost, expense or obligations undertaken by the Company or any of its Subsidiaries in connection with the Internal Restructuring (to the extent undertaken) or any of the Third Party Agreements or the transactions contemplated thereby as contemplated by this Section 5.18. Whether or not the Closing occurs, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, taxes, costs, expenses, fees, damages or liabilities suffered or incurred by them in connection with any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.18, under any of the Third Party Agreements or in connection with, arising out of or relating to the Internal Restructuring or any of the Third Party Agreements or the transactions contemplated thereby, other than to the extent such losses arise directly from the bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder/Shareholder Approval. (i) The Company Stockholder Approval and (ii) the Parent Shareholder Approval shall have been obtained.

(b) No Legal Prohibition. No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger.

(c) S-4 Effectiveness. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Listing Approval. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e) Regulatory Approval. (i) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated and (ii) all Requisite Gaming Approvals shall have been duly obtained and shall be in full force and effect.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a), Section 4.2, Section 4.3(a), Section 4.16 and Section 4.17 shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct both when made and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), as if made at and as of such time, except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct (without regard to “materiality”, “Parent Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time;

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and

(d) Closing Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by Parent’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (except for only de minimis inaccuracies) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.2 (other than (a)), Section 3.3(a), Section 3.21 and Section 3.22 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to “materiality”, “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) No Company Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d) Closing Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s Willful and Material Breach of any material provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to October 31, 2018; provided that if (i) on October 31, 2018, either (x) the conditions to Closing set forth in Section 6.1(b) or Section 6.1(e) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on October 31, 2018) or waived by all parties entitled to the benefit of such conditions or (y) the Marketing Period shall not have been completed (or shall have been deemed not to have been completed), then, at the election of Parent, such date may be extended to January 15, 2019 , if Parent provides written notice to the Company on October 31, 2018 or (ii) the conditions to Closing set forth in Section 6.1(b) or Section 6.1(e) shall not have been satisfied on or prior to October 17, 2018 but are satisfied on or prior to October 31, 2018 and all other conditions to Closing shall have been satisfied on or prior to October 31, 2018 (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on October 31, 2018) or waived by all parties entitled to the benefit of such conditions, then the End Date shall automatically be extended to November 6, 2018, without action by any Party hereto (any such extension of the End Date under this clause (b), an “End Date Extension” and October 31, 2018, as such date may be extended by the End Date Extension, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c) by either the Company or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(d) by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by either the Company or Parent, if the Parent Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Shareholder Approval shall not have been obtained;

(f) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent has not cured such breach or failure within thirty (30) days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

(g) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company has not cured such breach or failure within thirty (30) days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b));

(h) by Parent, prior to receipt of the Company Stockholder Approval, in the event of a Company Adverse Recommendation Change;

(i) by the Company, prior to the receipt of the Parent Shareholder Approval, in the event of a Parent Adverse Recommendation Change; or

(j) by the Company, at any time prior to receipt of the Company Stockholder Approval in order to enter into an agreement with respect to a Company Superior Proposal pursuant to Section 5.3; provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, unless in advance of or concurrently with such termination the Company pays, or causes to be paid, the Company Termination Fee as provided in Section 7.3.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall terminate (except for the provisions of Section 5.14(c), Section 5.17(b), Section 5.18(f), this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in the Confidentiality Agreement and the provisions of Section 5.14(c), Section 5.17(b), Section 5.18(f), this Section 7.2 and Section 7.3, and liability arising out of or the result of, fraud or any Willful and Material Breach of any covenant or agreement or Willful and Material Breach of any representation or warranty in this Agreement occurring prior to termination, in which case the aggrieved Party shall not be limited to expense payment or any fee payable pursuant to Section 7.3, and shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Termination Fee; Expenses.

(a) If this Agreement is terminated:

(i) by Parent pursuant to Section 7.1(h) in the event of a Company Adverse Recommendation Change; or

(ii) by the Company pursuant to Section 7.1(j); or

(iii) (A) by the Company or Parent pursuant to Section 7.1(d) hereof, (B) a Company Takeover Proposal shall have been publicly announced or shall have become publicly known and shall not have been publicly withdrawn by a date that is at least fifteen (15) Business Days prior to the Company Stockholders’ Meeting and (C) within twelve (12) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with a third party with respect to or consummates a transaction that is a Company Takeover Proposal with a third party;

then the Company shall pay to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds in the case of clause (i), within two (2) Business Days of such termination, or, in the case of clause (ii), at or prior to such termination, or, in the case of clause (iii), upon the earlier of the entry into a definitive agreement with respect to the transactions contemplated by such Company Takeover Proposal and the consummation of such transactions.

(b) If this Agreement is terminated by the Company pursuant to Section 7.1(i) in the event of a Parent Adverse recommendation Change, then Parent shall pay to the Company promptly (but in any event no later than the second Business Day after such termination), the Parent Termination Fee.

(c) If this Agreement is terminated:

(i) by either Parent or the Company pursuant to Section 7.1(c) in connection with any injunction, order, decree or ruling relating to Antitrust Laws or Gaming Laws, including the Gaming Approvals; or

(ii) by either Parent or the Company pursuant to Section 7.1(b) and at the time of such termination, any of the conditions set forth in Section 6.1(b) (if the applicable injunction, order, decree or ruling relates to Antitrust Laws or Gaming Laws, including the Gaming Approvals) or Section 6.1(e) shall not have been satisfied and the conditions in Section 6.1(a)(i), Section 6.3(a), Section 6.3(b), Section 6.3(c) and Section 6.3(d) have been satisfied or are capable of being satisfied at or prior to the Closing;

then Parent shall pay to the Company promptly (but in any event no later than the second Business Day after such termination), the Parent Regulatory Termination Fee; provided that Parent shall not be obligated to pay the Parent Regulatory Termination Fee in the event of a termination by Parent pursuant to Section 7.1(b) or Section 7.1(c) if the injunction or the failure to close by the End Date allowing Parent to so terminate was primarily due to the material breach by the Company of any representation, warranty or covenant of the Company set forth in Section 3.7, Section 5.6 or Section 5.18 hereof.

(d) Expense Payments.

(i) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d), the Company shall pay Parent $30,000,000 as payment for Parent’s costs and expenses in connection with this Agreement (the “Parent Expense Payment”) by wire transfer (to an account designated in writing by Parent) in immediately available funds within two (2) Business Days after such termination.

(ii) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(e), the Parent shall pay Company $60,000,000 as payment for Company’s costs and expenses in connection with this Agreement (the “Company Expense Payment”, and together with the Parent Expense Payment, the “Expense Payments”) by wire transfer (to an account designated in writing by the Company) in immediately available funds within two (2) Business Days after such termination.

(e) “Parent Termination Fee” shall be an amount equal to $60,000,000. “Company Termination Fee” shall be an amount equal to $60,000,000. “Parent Regulatory Termination Fee” shall be an amount equal to $125,000,000.

(f) The payment of the Parent Termination Fee, the Parent Regulatory Termination Fee, the Company Termination Fee, as applicable (in each case, a “Termination Fee Payment”) and the Expense Payments shall be compensation and liquidated damages for the loss suffered by the Company or Parent, as applicable, as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither Party shall have any other liability to the other after the payment of such Termination Fee Payment or Expense Payment, except in the case of fraud or a Willful and Material Breach. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee Payment shall become due and payable in accordance with Section 7.3(a), Section 7.3(b) or Section 7.3(c), as applicable, from and after such termination and payment of the Termination Fee Payment pursuant to and in accordance with Section 7.3(a), Section 7.3(b) or Section 7.3(c), as applicable, the paying Party shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under Section 7.3(a), Section 7.3(b) or Section 7.3(c), as applicable, except in the case of fraud or a Willful and Material Breach. Each of the Parties hereto acknowledges that the Termination Fee Payment and Expense Payments are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such Termination Fee Payment and/or Expense Payment is due and payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall any Party be entitled to more than one payment of the Termination Fee Payment in connection with a termination of this Agreement pursuant to which the Termination Fee Payment is payable, and if the Termination Fee Payment is payable at such time as the receiving Party has already received payment or concurrently receives payment from the paying Party in respect of the Parent Expense Payment or the Company Expense Payment, as applicable, the amount of such Parent Expense Payment or the Company Expense Payment actually received by Parent or the Company, as applicable, shall be deducted from the Termination Fee Payment due and payable to such Party; provided, however, that in the event Parent is required to pay both the Parent Termination Fee and the Parent Regulatory Termination Fee pursuant to this Section 7.3, Parent shall be required to pay to the Company only the Parent Regulatory Termination Fee. Solely for purposes of this Section 7.3, “Company Takeover Proposal” shall have the meaning ascribed thereto in Section 8.15(b)(xi), except that all references to 15% shall be changed to 50.1%.

(g) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if a Party fails to pay in a timely manner any amount due pursuant to this Section 7.3, then such Party shall reimburse the other Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and pay interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of this Agreement or the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary herein, (A) all matters relating to the fiduciary duties of the Parent Board of Directors shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law principles thereof to the extent such principles would direct a matter to another jurisdiction and (B) any action, claim, controversy or dispute of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Acquisition Agreement Representations (as defined in the Debt Financing Commitment) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective affiliates have the right to terminate its obligations under this Merger Agreement, or to decline to consummate the Merger pursuant to this Agreement and (iii) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement, in each case, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement.

(a) The Parties agree that irreparable damage would occur (for which monetary damages, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement), or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including, for the avoidance of doubt, the Company causing Parent to comply with its obligations pursuant to Section 5.17(c)) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that no Party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(b) Notwithstanding anything herein to the contrary, each of the Parties agrees on behalf of itself and its Subsidiaries that it and its Subsidiaries will not bring or support any legal action or proceeding, whether in Law or in equity, whether in contract or in tort or otherwise against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE).

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email or facsimile by the Party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7 or (c) when delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent or Merger Sub:

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

Facsimile:     (469) 774-6826

Email:           Carl.Sottosanti@pngaming.com

Attention:     General Counsel

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile:     (212) 403-2000

Email:           DANeff@wlrk.com

                       GEOstling@wlrk.com

Attention:     Daniel A. Neff

                     Gregory E. Ostling

To the Company:

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Facsimile:     (702) 541-7773

Email:           Donna.Negrotto@pnkmail.com

Attention:      General Counsel

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile:     (212) 735-2000

Email:           stephen.arcano@skadden.com

                       neil.stronski@skadden.com

Attention:       Stephen F. Arcano

                       Neil P. Stronski

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day. Any Party to this Agreement may notify, in accordance with the procedures set forth in this Section 8.7, any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is properly given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term, covenant, restriction or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms, covenants, restrictions and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement, together with the exhibits hereto, schedules hereto and the Confidentiality Agreement, constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or among any of them, with respect to the subject matter hereof and thereof, and, subject to Section 8.13, this Agreement is not intended to grant standing to any person other than the Parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by a duly authorized representative of each of the Company, Parent and Merger Sub; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, the second sentence of Section 8.4, Section 8.5(b), Section 8.6, this sentence of Section 8.11, and the proviso of the first sentence of and the second sentence of Section 8.13 (and any defined terms as used in such Sections (but not as used for any other purpose in this Agreement)) may not be amended, supplemented, waived or otherwise modified in a manner that adversely affects the Financing Sources without the prior written consent of the Financing Sources.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries; Liability of Financing Sources. Each of Parent, Merger Sub and the Company agrees that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, other than:

(a) after the Effective Time, with respect to the provisions of Section 5.9, which shall inure to the benefit of the persons or entities benefitting therefrom who are intended to be third-party beneficiaries thereof;

(b) after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement; and

(c) after the Effective Time, the rights of the holders of Company Options, Company RSAs and Company RSUs to receive the payments contemplated by the applicable provisions of Section 2.4, in each case, in accordance with the terms and conditions of this Agreement;

provided that the Financing Sources shall be express third party beneficiaries of the second sentence of Section 8.4, Section 8.5(b), Section 8.6, the last sentence of Section 8.11 and this proviso in and the immediately following sentence of this Section 8.13, and each of such Sections shall expressly inure to the benefit of the Financing Sources , and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Notwithstanding anything to the contrary contained herein but subject to the proviso at the end of this sentence, the Company agrees on behalf of itself and its Subsidiaries that it and its Subsidiaries shall not, have any rights or claims against any Financing Source of Parent in its capacity as such (or any current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors of any such Financing Source in its capacity as such) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, contract, tort or otherwise, nor shall any Financing Source in its capacity as such (or any current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors of any Financing Source in its capacity as such) have any obligations or liability to the Company or any of its Subsidiaries in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, all of which are hereby waived; provided that the foregoing will not limit the rights of the parties to any Financing Agreement.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to December 17, 2017, unless the context requires otherwise. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Letter and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Letter. As used in this Agreement, “Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Affiliate” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For the avoidance of doubt, it is agreed and understood that GLPI shall not be deemed to be an Affiliate of any Party for any purpose hereunder.

(ii) “Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

(iii) “Boyd Divestiture Businesses” means the Company’s gaming operations at Ameristar Casino Kansas City, Ameristar Casino St. Charles, Belterra Resort and Belterra Park.

(iv) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(v) “Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA) and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, retirement benefits, pension benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or its Subsidiaries, for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

(vi) “Company Intervening Event” means any material event or development or material change in circumstances first occurring or arising after the date of this Agreement and prior to the Company Stockholder Approval if and only if such event, development or change in circumstances was neither known by the Company Board of Directors or those individuals listed on Section 8.15(a) of the Company Disclosure Letter nor reasonably foreseeable by such persons as of or prior to the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute a Company Intervening Event: (A) the receipt, existence or terms of a Company Takeover Proposal (which matters shall be addressed by and subject to Section 5.3(b)), (B) changes in and of themselves in the market price or trading volume of the Company Common Stock or the Parent Common Stock or (C) the fact in and of itself that the Company or Parent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided that the exceptions in clause (B) and (C) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

(vii) “Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which the Company or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 3.3(a) or Section 3.3(c)(i) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Parent or Merger Sub, (5) the sale, divestiture or disposition of the Boyd Divestiture Businesses or the GLPI Divestiture Assets or any consequences resulting from any such sale, divestiture or disposition, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the transactions contemplated thereby, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect) or (11) the Internal Restructuring; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries are expected to operate from and after the Closing.

(viii) “Company Registrations” means all patents, patent applications, registrations and applications for trademarks, registrations and applications for copyrights, in each case that are registered or filed in the name of the Company or any of its Subsidiaries.

(ix) “Company RSU” means a unit granted by the Company representing a general unsecured promise by the Company to deliver a share of Company Common Stock (or its cash value), including phantom stock unit awards, restricted stock unit awards, other stock unit awards, performance share grants, Director other stock unit awards, deferred shares under the Company’s Directors Deferred Compensation Plan and any other similar instruments, including those deferred under the Executive Deferred Compensation Plan.

(x) “Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50.1% of the outstanding Company Common Stock or more than 50.1% of the assets or revenues of the Company and its Subsidiaries, taken as a whole (B) that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal and (C) that the Company Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal, and all financial, legal, regulatory, timing and other aspects of such Company Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of the Company from a financial point of view than the transaction contemplated by this Agreement.

(xi) “Company Takeover Proposal” means (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving (x) any of the Divestiture Assets or Divestiture Subsidiaries or (y) the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company’s consolidated assets, (B) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, (x) any of the Divestiture Assets or Divestiture Subsidiaries or (y) more than 15% of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (C) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, (x) any of the Divestiture Assets or Divestiture Subsidiaries or (y) assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

(xii) “Compliant” means, with respect to the Financing Information, (A) that such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statements contained in such Financing Information, in the light of the circumstances under which they were made, not misleading, (B) Ernst & Young LLP shall not have withdrawn its audit opinion with respect to the portion of such Financing Information constituting audited financial statements (it being understood that in the event that such opinion is withdrawn, the Financing Information shall not be deemed to be Compliant or have ever been Compliant; provided that such Financing Information shall be deemed to satisfy the requirements of this clause (B) beginning on the date that a new unqualified audit opinion is issued with respect to the audited Financing Information by Ernst & Young LLP, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent) and (C) the Company has not determined to restate its historical financial statements contained in such Financing Information (it being understood that in the event that the Company has so determined, the Financing Information shall not be deemed to be Compliant or to have ever been Compliant; provided that such Financing Information, shall be deemed to satisfy the requirements of the clause (C) on the date such restatement has been completed and the relevant financial statement has been amended or the Company has indicated that it has concluded that no restatement shall be required in accordance with GAAP).

(xiii) “Contract” means, with respect to a person, any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written, that is binding on such person under applicable Law.

(xiv) “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412, 430 or 4971 of the Code, or (D) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(xv) “Discharge” means the redemption of the Company Notes, pursuant to the terms thereof and the Note Indenture and (if applicable) the satisfaction and discharge of the Note Indenture, pursuant to the terms thereof.

(xvi) “Divestiture Assets” means the Boyd Divestiture Businesses and the GLPI Divestiture Assets.

(xvii) “Divestiture Subsidiaries” means Ameristar Casino Kansas City, LLC, Ameristar Casino St. Charles, LLC, Belterra Resort Indiana LLC and PNK (Ohio), LLC.

(xviii) “Environmental Law” means any Law in effect as of the date hereof relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990 and analogous foreign, provincial, state and local Laws.

(xix) “Equity Award Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient of (1) the Cash Consideration divided by (B) the Parent Common Stock VWAP.

(xx) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxi) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xxii) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations and rules issued thereunder, or any successor Law.

(xxiii) “Financing Agreement” means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with any Financing.

(xxiv) “Financing Information” means (A)(1) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing

Date and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and an unqualified audit report relating thereto, (2) unaudited condensed consolidated financial statements of the Company consisting of balance sheets and the related condensed consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, or, in the case of the statement of cash flows, for the period subsequent to the end of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date as well as the corresponding period of the prior fiscal year (all of which shall have been reviewed by the independent accountants for the Company (as applicable) as provided in AS 4015 (formerly the Statement on Auditing Standards No. 100)), in each case described in this clause (2) other than with respect to any quarter-end that is also a fiscal year-end, and (3) property level Adjusted EBITDAR (as defined in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017) and revenue information concerning the Company’s operating casinos and any other financial information about the Company or its Subsidiaries reasonably and timely requested in writing by Parent in order for Parent to prepare (I) a customary pro forma consolidated statement of operations of Parent and its Subsidiaries for the most recently completed fiscal year ended at least 90 days before the Closing Date , (II) a customary pro forma consolidated statement of operations of Parent and its Subsidiaries for the period subsequent to the end of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date , together with a corresponding statement for the corresponding period of the prior year and (III) a customary pro forma consolidated statement of operations and balance sheet as of and for the twelve-month period ended on the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date , or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date , in each case prepared after giving effect to the transactions described herein as if they had occurred as of such date (in the case of each such balance sheet) or at the beginning of such period (in the case of each such statement of operations) and, in each case contemplated by clauses (1) and (2), meeting the requirements of Regulation S-X (it being understood that such financial statements and other financial information shall not be required to include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering (collectively, the “Rule 144A Customary Exceptions”)), (B) to the extent not already provided under clause (A), all financial statements and financial and other data relating to the Company and its Subsidiaries (x) reasonably requested in writing by Parent and reasonably required to consummate the Financing, including a customary unsecured, non-guaranteed debt securities offering in connection with the Financing and in order to prepare an Offering

Document (as defined in the Debt Commitment Letter) (subject to the Rule 144A Customary Exceptions) or (y) that would be necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants of the Company in connection with any debt securities offering that is part of the Financing (and the Company shall use commercially reasonable efforts to arrange the delivery of such comfort with respect to such information) and (C) solely in the event deemed necessary by the SEC in connection with the Joint Proxy Statement/Prospectus and Parent has provided the Company with prompt written notice of such SEC determination, “carve out” financial statements as of the dates specified in clauses (A)(i) and (A)(ii) above for the Company, giving effect to the disposition of the Boyd Divestiture Businesses and the GLPI Divestiture Assets. With respect to the financial statements required under clause (A)(1) and (A)(2) above, the filing with the SEC of the Company’s financial statements on Form 10-K or Form 10-Q, as applicable, by the Company shall be deemed to satisfy such requirements.

(xxv) “Financing Sources” means the financial institutions that have committed to provide or have otherwise entered into agreements in connection with any of the Financing and any joinder agreements, purchase agreements, indentures, underwriting agreements, credit agreements or other instruments or agreements entered into pursuant thereto or relating thereto, together with their affiliates, and their and their affiliates’ respective officers, directors, employees, agents and representatives involved in any of the Financing and their successors and assigns.

(xxvi) “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gaming and related activities or the manufacture, distribution, service or sale of alcoholic beverages or the ownership or the operation, management and development of any gaming operations.

(xxvii) “Gaming Authorities” means any Governmental Entities with regulatory control and authority or jurisdiction over the conduct of gaming, pari-mutuel wagering and related activities or the manufacture, distribution, service or sale of alcoholic beverages or the ownership, operation, management or development of any gaming operations, including the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Iowa Division of Gaming Enforcement, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Liquor Board of Elko County, Nevada, the Ohio Lottery Commission, the Ohio State Racing Commission, the Pennsylvania Gaming Control Board, the Pennsylvania State Horse Racing Commission, the Texas Racing Commission, and the Texas Alcoholic Beverage Commission.

(xxviii) “Gaming Law” means any foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to the conduct of gaming, pari-mutuel wagering and related activities or the manufacture, distribution, service or sale of alcoholic beverages or the ownership, operation, management or development of any gaming operations, including the rules, regulations, and Orders of the Gaming Authorities.

(xxix) “GLPI Divestiture Assets” means the Company’s owned real property at Belterra Park.

(xxx) “Hazardous Materials” means any substance, waste, liquid or gaseous or solid matter which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by any Environmental Laws.

(xxxi) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(xxxii) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all lease obligations of such Person capitalized on the books and records of such Person (or required to be so capitalized in accordance with GAAP as of the date hereof), (iv) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (v) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the ordinary course of business), (vi) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (vii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person (and all arrangements having similar effect, including by the granting of security for such Indebtedness of another Person), and (viii) all obligations of such Person under interest rate, currency or commodity derivatives or any other derivatives or hedging transactions or similar arrangement.

(xxxiii) “Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interpretations thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and internet addresses.

(xxxiv) “LVSC Employee” means an employee or other service provider of the Company or of any of its Subsidiaries who either (A) works at the Company’s Las Vegas Service Center or (B) at another location, but is employed by, or is charged to, the Las Vegas Service Center.

(xxxv) “Marketing Period” means the first period of 10 consecutive Business Days (a) commencing no earlier than the date that is two Business Days after the date on which Parent shall have received (i) in the case that the Closing would be required to occur pursuant to Section 1.2 (without giving effect to the first proviso thereof) on or prior to May 9, 2018 (and the Marketing Period (assuming the definition of “Financing Information” described in this clause (i)) has ended on or prior to such required date of Closing), the Financing Information assuming for purposes of this clause (a)(i) that “Closing Date” as used in the definition of Financing Information is May 9, 2018, (ii) in the case that the Closing would be required to occur pursuant to Section 1.2 (without giving effect to the first proviso thereof) from May 10, 2018 to and including August 7, 2018 (and the Marketing Period (assuming the definition of “Financing Information” described in this clause (ii)) has ended on or prior to such required date of Closing), the Financing Information assuming for purposes of this clause (a)(ii) that “Closing Date” as used in the definition of Financing Information is August 7, 2018, (iii) in the case that the Closing would be required to occur pursuant to Section 1.2 (without giving effect to the first proviso thereof) from August 8, 2018 to and including November 6, 2018 (and the Marketing Period (assuming the definition of “Financing Information” described in this clause (iii)) has ended on or prior to such required date of Closing), the Financing Information assuming for purposes of this clause (a)(iii) that “Closing Date” as used in the definition of Financing Information is November 6, 2018 or (iv) in the case that the Closing would be required to occur pursuant to Section 1.2 (without giving effect to the first proviso thereof) on or after November 7, 2018 (and the Marketing Period (assuming the definition of “Financing Information” described in this clause (iv)) has ended on or prior to such required date of Closing), the Financing Information assuming for purposes of this clause (a)(iv) that “Closing Date” as used in the definition of Financing Information is January 15, 2019 and (b) throughout and at the end of which Parent shall have the Financing Information (assuming for purposes of this clause (b) and the succeeding proviso that “Closing Date” as used in the definition of Financing Information is as set forth in clause (a) immediately above); provided that if the Company shall in good faith reasonably believe it has provided the Financing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case Parent shall be deemed to have such Financing Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Financing Information the Company has not delivered). Notwithstanding anything to the contrary herein, (A) July 2nd through July 6th of 2018 shall be excluded from the determination of the Marketing Period, (B) if the Marketing Period has not ended prior to August 17, 2018, then such 10 consecutive Business Day period will not commence until September 4, 2018, (C) November 22nd and November 23rd of 2018 shall be excluded from the determination of the Marketing

Period, (D) if the Marketing Period has not ended by December 21, 2018, then the Marketing Period will not commence until January 2, 2019 and (E) if the Financing Information is not Compliant at any time from the date it is delivered to Parent until the Closing Date, the Marketing Period shall not be deemed to have commenced and shall not commence until, at the earliest, the date thereafter that is two Business Days following the date upon which the Financing Information becomes Compliant.

(xxxvi) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(xxxvii) “Nasdaq” means the Nasdaq Global Select Market.

(xxxviii) “Note Indenture” means, that certain Indenture, dated as of April 28, 2016, between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of October 12, 2016, among the Company and Deutsche Bank Trust Company Americas, and as further amended or supplemented from time to time.

(xxxix) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

(xl) “Parent Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, retirement benefits, pension benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or its Subsidiaries, for the benefit of current or former employees, officers, directors or consultants of Parent or its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any liability.

(xli) “Parent Common Stock VWAP” means the volume weighted average price of a share of Parent Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second (2nd) to last trading day prior to the Closing Date, as reported by Bloomberg.

(xlii) “Parent Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 19, 2017, among Parent, the guarantors party thereto from time to time, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto, as amended.

(xliii) “Parent Intervening Event” means any material event or development or material change in circumstances first occurring or arising after the date of this Agreement and prior to the Parent Shareholder Approval if and only if such event, development or change in circumstances was neither known by the Parent Board of Directors or those individuals listed on Section 8.15(a) of the Parent Disclosure Letter nor reasonably foreseeable by such persons as of or prior to the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute a Company Intervening Event: (A) the receipt, existence or terms of a Parent Takeover Proposal (which matters shall be addressed by and subject to Section 5.4(b)), (B) changes in and of themselves in the market price or trading volume of the Company Common Stock or the Parent Common Stock or (C) the fact in and of itself that the Company or Parent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided that the exceptions in clause (B) and (C) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

(xliv) “Parent Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Parent or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 4.3(a) or Section 4.3(d)(i) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the Company, (5) changes in applicable Law, GAAP or accounting standards, (6) outbreak or escalation of hostilities or acts of war or terrorism, (7) any litigation in connection with this Agreement or the transactions contemplated hereby, (8) floods, hurricanes, tornados, earthquakes, fires or other natural disasters or (9) failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect); except, in each case with respect to clauses (1), (2), (5), (6) and (8), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries are expected to operate from and after the Closing.

(xlv) “Parent Notes” means the 5.625% Senior Notes due 2027 of Parent, issued pursuant to the Indenture, dated as of January 19, 2017 between Parent and Wells Fargo Bank, National Association, as trustee, as amended.

(xlvi) “Parent RSU” means a unit granted by Parent representing a general unsecured promise by the Parent to deliver a share of Parent Common Stock (or its cash value).

(xlvii) “Parent Superior Proposal” means a bona fide, unsolicited written Parent Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and Parent, the shareholders of such third party) acquiring, directly or indirectly, more than 50.1% of the outstanding Parent Common Stock or more than 50.1% of the assets or revenues of Parent and its Subsidiaries, taken as a whole (B) that the Parent Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such Parent Takeover Proposal and (C) that the Parent Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by the Company in response to such Parent Takeover Proposal, and all financial, legal, regulatory, timing and other aspects of such Parent Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of Parent from a financial point of view than the transaction contemplated by this Agreement.

(xlviii) “Parent Takeover Proposal” means (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Parent or any of its Subsidiaries whose assets, taken together, constitute 15% or more of Parent’s consolidated assets, (B) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Parent Common Stock or securities of Parent representing more than 15% of the voting power of Parent or (C) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of Parent), directly or indirectly, in one or more transactions, assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Parent, in each case, other than the Merger.

(xlix) “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction, maritime and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned subsidiaries, the Company Credit Agreement, or any other existing indebtedness of the Company or its Subsidiaries, (F) matters disclosed by any existing title insurance policies or title reports, copies of which have been made available to Parent (in the case of the Company), (G) purchase money Liens or Liens under capital lease arrangements, (H) licenses of Intellectual Property, or (I) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

(l) “Real Property” means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

(li) “Requisite Gaming Approvals” means such Gaming Approvals from the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board and the Nevada Gaming Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Texas Racing Commission, the Pennsylvania Gaming Control Board and the Pennsylvania State Horse Racing Commission, as are necessary in order to allow Parent and its Subsidiaries, including the Surviving Corporation, upon the consummation of the Merger, to continue their operation of their Subsidiaries’ respective gaming activities (which shall not be considered to include any permits, approvals or licenses relating to the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities).

(lii) “Subsidiary” means, with respect to any person, any corporation, partnership, association, trust or other form of legal entity of which (A) fifty percent (50%) or more of the voting power of the outstanding voting securities are directly or indirectly owned by such person or (B) such person or any Subsidiary of such person is a general partner.

(liii) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, escheat, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

(liv) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(lv) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

(lvi) “Willful and Material Breach” means a material breach that is a consequence of an act undertaken or failure to act by the breaching Party with knowledge that the taking of or failure to take such act would cause a material breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful and Material Breach of this Agreement.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Action	Section 5.9(b)
Affiliate	Section 8.15(b)(i)
Agreement	Preamble
Alternate Financing	Section 5.17(d)
Antitrust Laws	Section 8.15(b)(ii)
Approvals	Section 5.6(a)
Book-Entry Shares	Section 2.1(a)(iii)
Boyd Divestiture Businesses	Section 8.15(b)(ii)
Boyd Purchase Agreement	Section 4.25(a)
Business Day	Section 8.15(a)
Cancelled Shares	Section 2.1(a)(ii)
Cash Consideration	Section 2.1(a)(iii)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 8.15(b)(iv)
Company	Preamble
Company Acceptable Confidentiality Agreement	Section 5.3(c)
Company Adverse Recommendation Change	Section 5.3(e)
Company Approvals	Section 3.3(b)
Company Benefit Plan	Section 8.15(b)(v)
Company Board of Directors	Recitals
Company Bylaws	Section 1.5
Company Certificate	Section 1.5

Company Common Stock	Section 3.2(a)
Company Credit Agreement	Section 5.14(a)
Company Credit Agreement Payoff	Section 5.14(a)
Company Disclosure Letter	Article III
Company Expense Payment	Section 7.3(d)(ii)
Company Financial Statements	Section 3.4(b)
Company Insurance Policy	Section 3.17
Company Intervening Event	Section 8.15(b)(vi)
Company Leased Real Property	Section 3.16(a)
Company Long Term Incentive Awards	Section 2.4(e)(i)
Company Material Adverse Effect	Section 8.15(b)(vii)
Company Material Contract	Section 3.19(a)(x)
Company Notes	Section 5.14(a)
Company Option	Section 2.4(a)
Company Organizational Documents	Section 3.1(c)
Company Owned Real Property	Section 3.16(a)
Company Permits	Section 3.7(b)
Company Preferred Stock	Section 3.2(a)
Company Qualifying Amendment	Section 5.5(a)
Company Real Property Leases	Section 3.16(a)
Company Recommendation	Section 3.3(a)
Company Registrations	Section 8.15(b)(viii)
Company RSA	Section 2.4(b)
Company RSU	Section 8.15(b)(ix)
Company SEC Documents	Section 3.4(a)
Company Stockholder Advisory Vote	Section 3.3(a)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders’ Meeting	Section 5.5(c)
Company Superior Proposal	Section 8.15(b)(x)
Company Takeover Proposal	Section 8.15(b)(xi)
Company Termination Fee	Section 7.3(e)
Compliant	Section 8.15(b)(xii)
Confidentiality Agreement	Section 5.2(b)
Continuing Employee	Section 5.16(a)
Contract	Section 8.15(b)(xii)
Controlled Group Liability	Section 8.15(b)(xiv)
Debt Financing	Section 4.23(a)
Debt Financing Commitment	Section 4.23(a)
DGCL	Section 1.1
DGCL 262	Section 2.1(b)
Discharge	Section 8.15(b)(xv)
Dissenting Shares	Section 2.1(b)
Divestiture Assets	Section 8.15(b)(xvi)
Divestiture Subsidiaries	Section 8.15(b)(xvii)
Divestiture Transactions	Section 5.6(a)
Effective Time	Section 1.3

End Date	Section 7.1(b)
End Date Extension	Section 7.1(b)
Environmental Law	Section 8.15(b)(xviii)
Equity Award Exchange Ratio	Section 8.15(b)(xix)
ERISA	Section 8.15(b)(xix)
ERISA Affiliate	Section 8.15(b)(xxi)
Exchange Act	Section 8.15(b)(xxii)
Exchange Agent	Section 2.2
Exchange Fund	Section 2.3(a)
Exchange Ratio	Section 2.1(a)(iii)
Expense Payments	Section 7.3(d)(ii)
FCPA	Section 3.14(a)
Financing	Section 5.17(c)
Financing Agreement	Section 8.15(b)(xxiii)
Financing Sources	Section 8.15(b)(xxiii)
Form S-4	Section 3.13
GAAP	Section 3.4(b)
Gaming Approvals	Section 8.15(b)(xxvi)
Gaming Authorities	Section 8.15(b)(xxvii)
Gaming Law	Section 8.15(b)(xxviii)
GLPI Divestiture Assets	Section 8.15(b)(xxix)
GLPI Purchase Agreement	Section 4.25(a)
GLPI Sale Leaseback Agreement	Section 4.25(a)
Goldman Sachs	Section 4.16
Governmental Entity	Section 3.3(b)
Hazardous Materials	Section 8.15(b)(xxx)
HSR Act	Section 8.15(b)(xxxi)
Indebtedness	Section 8.15(b)(xxxi)
Indemnified Party	Section 5.9(b)
Intellectual Property	Section 8.15(b)(xxxiii)
Internal Restructuring	Section 5.18(e)
IRS	Section 3.9(a)
Joint Proxy Statement/Prospectus	Section 3.13
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lease Amendment	Section 4.25(a)
Lenders	Section 4.23(a)
Letter of Transmittal	Section 2.3(b)
Licensed Parties	Section 4.22
Licensing Affiliates	Section 4.22
Lien	Section 3.3(c)
Marketing Period	Section 8.15(b)(xxxiii)
Master Lease Commitment and Rent Allocation Agreement	Section 4.25(a)
Maximum Amount	Section 5.9(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)

Merger Consideration Value	Section 2.4(a)
Merger Sub	Preamble
Multiemployer Plan	Section 8.15(b)(xxxiii)
Nasdaq	Section 8.15(b)(xxxvii)
Net Option Share	Section 2.4(a)
Note Indenture	Section 8.15(b)(xxxviii)
Order	Section 8.15(b)(xxxix)
Parent	Preamble
Parent Acceptable Confidentiality Agreement	Section 5.4(c)
Parent Adverse Recommendation Change	Section 5.4(e)
Parent Approvals	Section 4.3(c)
Parent Award	Section 2.4(c)
Parent Benefit Plan	Section 8.15(b)(xl)
Parent Board of Directors	Recitals
Parent Common Stock	Section 4.2(a)
Parent Common Stock VWAP	Section 8.15(b)(xli)
Parent Credit Agreement	Section 8.15(b)(xlii)
Parent Disclosure Letter	Article IV
Parent Expense Payment	Section 7.3(d)
Parent Financial Statements	Section 4.5(b)
Parent Intervening Event	Section 8.15(b)(xliii)
Parent Material Adverse Effect	Section 8.15(b)(xliv)
Parent Material Contracts	Section 4.15
Parent Notes	Section 8.15(b)(xlv)
Parent Option	Section 4.2(a)
Parent Organizational Documents	Section 4.1(c)
Parent Permits	Section 4.8(b)
Parent Preferred Stock	Section 4.2(a)
Parent Qualifying Amendment	Section 5.5(a)
Parent Recommendation	Section 4.3(a)
Parent Regulatory Termination Fee	Section 7.3(e)
Parent RSU	Section 8.15(b)(xlvi)
Parent SEC Documents	Section 4.5(a)
Parent Shareholder Approval	Section 4.3(a)
Parent Shareholders’ Meeting	Section 4.3(a)
Parent Superior Proposal	Section 8.15(b)(xlvii)
Parent Takeover Proposal	Section 8.15(b)(xlviii)
Parent Termination Fee	Section 7.3(e)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 5.14(a)
Permanent Financing	Section 5.17(c)
Permitted Lien	Section 8.15(b)(xlix)
Post-Signing Award	Section 2.4(c)
Real Property	Section 8.15(b)(li)
Remedies Exceptions	Section 3.3(a)

Representatives	Section 5.3(a)
Requisite Gaming Approvals	Section 8.15(b)(lii)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.4(a)
Securities Act	Section 3.3(b)
Share Issuance	Recitals
Subsidiary	Section 8.15(b)(liii)
Surviving Corporation	Section 1.1
Tax	Section 8.15(b)(liv)
Tax Return	Section 8.15(b)(lv)
Taxes	Section 8.15(b)(liv)
Taxing Authority	Section 8.15(b)(lvi)
Termination Date	Section 5.1(a)
Termination Fee Payment	Section 7.3(f)
Third Party Agreements	Section 4.25(a)
Third Party Consents	Section 5.6(g)
Willful and Material Breach	Section 8.15(b)(lvii)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Anthony M. Sanfilippo
Name: Anthony M. Sanfilippo
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PENN NATIONAL GAMING, INC.

By:	/s/ Timothy J. Wilmott
Name: Timothy J. Wilmott
Title: Chief Executive Officer

FRANCHISE MERGER SUB, INC.

By:	/s/ Timothy J. Wilmott
Name: Timothy J. Wilmott
Title: President

[Signature Page to Agreement and Plan of Merger]